SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Lindsay Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Lindsay Corporation (the “Company”)

will be held:

Where:

As a Virtual Meeting at www.virtualshareholder
meeting.com/LNN2020

When:

Tuesday, January 7, 2020, at 2:30 p.m., Central
Standard Time

ITEMS OF BUSINESS

1  Elect two (2) directors for terms ending at the Fiscal 2023 Annual Meeting of Stockholders.

2  Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2020.

3  Take a non-binding vote on a resolution to approve the compensation of the Company’s most highly paid executive officers.

4  Transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

By Internet By Telephone By Proxy Card

A Proxy Statement setting forth important information with respect to each of the matters being submitted to the stockholders is enclosed with this Notice of Annual Meeting.

To access and participate in the Annual Meeting, you will need the 16-digit control number provided on your proxy card or through your broker or other nominee if you hold shares in “street name.” You will be able to attend, vote and submit questions virtually during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LNN2020. There will be no physical Annual Meeting location for stockholders to attend. You may begin to log in to the meeting platform at 2:20 p.m., Central Standard Time, on January 7, 2020, and the Annual Meeting will begin promptly at 2:30 p.m., Central Standard Time.

Only stockholders holding shares of the Company’s common stock of record at the close of business on November 8, 2019 are entitled to notice of, and to vote at, the Annual Meeting. The Board of Directors is soliciting proxies to vote on behalf of all stockholders, whether or not they expect to be present at the virtual Annual Meeting. Each stockholder is encouraged to vote by proxy on the internet or by telephone as instructed on the enclosed proxy card or by completing the enclosed proxy card and mailing it in the return envelope enclosed for that purpose. Even if you vote by proxy on the internet, by telephone or by mail, you may revoke your proxy at any time prior to the Annual Meeting, and stockholders who are present at the virtual Annual Meeting may withdraw their proxies and vote virtually.

By Order of the Board of Directors

/S/ ERIC R. ARNESON

Eric R. Arneson, Secretary

Omaha, Nebraska

November 26, 2019

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF

FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to

be Held on January 7, 2020. The Proxy Statement for this Annual Meeting and Annual Report are available online at http://www.lindsayannualmeeting.com.

PROXY STATEMENT SUMMARY

Proxy Statement Summary

This Proxy Statement Summary is furnished to assist in your review of the matters to be acted upon at the Annual Meeting of Stockholders. The following information is only a summary, and you should read the entire Proxy Statement before voting. For more complete information on these topics, please review our Annual Report on Form 10-K for the fiscal year ended August 31, 2019 and this Proxy Statement.

Voting Items

	Board Recommendation	Pages

Proposal 1 – Election of two (2) directors	FOR all nominees	3-33

Proposal 2 – Ratification of appointment of independent registered public accounting firm for fiscal 2020	FOR	34

Proposal 3 – Advisory vote on executive compensation	FOR	35

Virtual Annual Meeting

Again this year, the Company will be conducting a virtual Annual Meeting of Stockholders via a live webcast. The Company was pleased with its first use of this new technology for last year’s Annual Meeting and continues to believe that hosting a virtual Annual Meeting enables increased stockholder attendance and participation while reducing the costs of holding the Annual Meeting. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LNN2020. You will also be able to vote your shares electronically during the Annual Meeting.

Fiscal 2019 Highlights

Fiscal 2019 was a year of transition and innovation for the Company as it experienced a sixth consecutive year of difficult market conditions in the agriculture industry. The Company continued to make progress on its Foundation for Growth initiative, the Company’s defined performance improvement plan announced in fiscal 2018. The Company also succeeded in driving increased innovation across the Company. Key highlights include:

•

The Company drove foundational improvements amidst market challenges. While low farmer sentiment defined the irrigation market in fiscal 2019, the Company made progress to drive foundational improvements for future growth. The announced objectives of the Foundation for Growth initiative were to simplify the business and achieve improved operating margin performance in trough cycles and bolster performance and growth in peak cycles. In fiscal 2019, intensive strategic focus on the performance improvement plan advanced initiatives beyond the planning stages into the implementation stage.

•

The Company continued to streamline and simplify its business. As a component of its Foundation for Growth initiative, the Company conducted a “best owner” assessment of its businesses. The Company completed this assessment in fiscal 2019 with the divestiture of the Company-owned irrigation dealership, allowing the Company to concentrate on its core practices that yield greater contribution to improved operating margins.

•

The Company implemented a strategic shift to drive infrastructure growth. The Company’s Road Zipper System® is recognized as an effective method to mitigate traffic congestion and provide increased safety in construction work zones. In order to grow this business, the Company has increased its focus and investment in this area. The Company is pursuing an innovative strategy called “shift left” to generate a more consistent revenue stream and increase the amount of revenue coming from the leasing of Road Zipper Systems. This approach focuses on working with customers early in the planning and design process of large construction programs to position the Road Zipper System as an effective solution for various aspects of such programs.

i

PROXY STATEMENT SUMMARY

•

The Company implemented its vision for culture transformation and sustainability. The Foundation for Growth initiative includes measures to create and sustain a culture that drives the Company through employee empowerment, team collaboration, and support and service to the greater community. These are expressed in the Company’s new vision, values, and behaviors that have been developed and embraced by employees. Additionally, the Company’s focus on environmental, social, and governance initiatives was recently formalized in its inaugural Corporate Social Responsibility and Sustainability Highlights report, which was released in July and describes the significant actions that the Company has taken to provide for sustainable long-term growth that will create value for all stakeholders. The Company intends to publish future updates on its sustainability progress on an annual basis.

•

The Company’s focus on innovation was evidenced by launching several new products. Innovative technology has been a hallmark of the Company, creating a competitive advantage by providing distinctive, powerful tools that help customers achieve superior performance. In fiscal 2019, the Company launched a number of innovative new products.

•

Pivot Watch is designed to open an untapped market and increase adoption of the Company’s FieldNET® technology. Currently, 70 percent of North American pivots are operating without remote monitoring capability. Pivot Watch is designed to appeal to those farmers who have not made the transition to irrigation technology due to cost, complexity or skepticism. With a compelling price point, this breakthrough, patent-pending innovation is a simple way for a grower to experience the benefits of FieldNET technology.

•	The Company now offers a full portfolio of road safety products that meet the new federal Manual for Assessing Safety Hardware (MASH) standards.

•

Watchdog Tracker CR provides corrosion detection to assure the structural integrity of irrigation systems. Originally developed by the Company’s Elecsys subsidiary for use with oil and gas pipelines, Watchdog Tracker CR technology is yet another innovative solution leveraging the technology expertise of the Company’s Elecsys team to provide new capability in the irrigation segment.

ii

PROXY STATEMENT FOR FISCAL 2020 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement for

Fiscal 2020 Annual Meeting of Stockholders

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held virtually via a live webcast on Tuesday, January 7, 2020, at the time, on the website and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Only record holders of the Company’s common stock at the close of business on November 8, 2019 are entitled to vote at the virtual Annual Meeting.

The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company or by filing a later dated proxy with him. Furthermore, stockholders who are present at the virtual Annual Meeting may withdraw their proxies and vote virtually. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendation of the Board of Directors with respect to each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the virtual Annual Meeting for purposes of establishing a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes.

The principal executive offices of the Company are located at 18135 Burke Street, Suite 100, Omaha, Nebraska 68022.

This Proxy Statement and the proxy cards are first being mailed to stockholders on or about November 26, 2019.

Voting Securities and Beneficial Ownership Thereof by Principal Stockholders, Directors and Officers

As of November 8, 2019, there were 10,813,363 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. There is no cumulative voting with respect to the election of directors.

The table below sets forth, as of November 8, 2019, the beneficial ownership of the Company’s common stock by each director, by each nominee to become a director, by each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and by all current executive officers and directors of the Company as a group. The shares beneficially owned by executive officers and directors of the Company represent approximately 1.3% of the total shares outstanding on the record date and entitled to vote at the Annual Meeting. The Board of Directors believes that all of such shares currently issued and outstanding will be present at the Annual Meeting and will be voted in accordance with the recommendation of the Board of Directors with respect to each proposal being considered at the Annual Meeting. The table below also sets forth the beneficial ownership of the Company’s common stock by each other stockholder believed by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock based on a review of reports on Schedule 13D and Schedule 13G filed with the Securities and Exchange Commission with respect to the Company’s common stock.

PROXY STATEMENT FOR FISCAL 2020 ANNUAL MEETING OF STOCKHOLDERS

Beneficial ownership of the Company’s common stock is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of November 8, 2019 and restricted stock units that will be settled into shares of common stock within 60 days of November 8, 2019 are deemed to be outstanding and beneficially owned by the person. These shares are not outstanding and may not be voted at the Annual Meeting.

Name	Number of Shares Beneficially Owned(1)	Percent of Class
Directors and Executive Officers

Robert E. Brunner, Director	6,062	*

Michael N. Christodolou, Director	27,946	*

Mary A. Lindsey, Director	932	*

Consuelo E. Madere, Director	1,792	*

Michael C. Nahl, Director and Chairman of the Board	5,500	*

David B. Rayburn, Director	4,923	*

Michael D. Walter, Director	11,720	*

Timothy L. Hassinger, Director, President and Chief Executive Officer	41,966(2)	*

Brian L. Ketcham, Senior Vice President and Chief Financial Officer	10,440(2)	*

Randy A. Wood, President—Irrigation	19,234(2)	*

J. Scott Marion, President—Infrastructure	6,102(2)	*

All current executive officers and directors as a group (11 persons)	136,617(2)	1.3%
Other Stockholders

BlackRock Inc.(3)	1,603,802	14.8%

Vanguard Group, Inc.(4)	1,181,830	10.9%

Royce & Associates, LLC(5)	956,602	8.8%

Neuberger Berman Group LLC(6)	699,135	6.5%

*	Represents less than 1% of the outstanding shares of the Company’s common stock.

(1)	Each stockholder not shown as being part of a group owns all outstanding shares directly and has sole voting and investment power over such shares, or shares such power with a spouse.

(2)

Includes 19,760; 6,166; 11,872; 2,782; and 40,580 shares which may be acquired currently or within 60 days of November 8, 2019 pursuant to the exercise of options by Messrs. Hassinger, Ketcham, Wood, Marion and the current executive officers and directors as a group, respectively.

(3)	The address for this stockholder is 55 East 52nd Street, New York, New York 10055.

(4)	The address for this stockholder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)	The address for this stockholder is 745 Fifth Avenue, New York, New York 10151.

(6)	The address for this stockholder is 1290 Avenue of the Americas, New York, New York 10104.

PROPOSAL 1 ELECTION OF DIRECTORS

Proposal 1 Election of Directors

The Company’s Certificate of Incorporation requires that the Board of Directors be divided into three classes that are elected to the Board on a staggered basis for three-year terms. At the Annual Meeting, the terms of two directors will terminate and stockholders will be voting on nominees to fill these two positions on the Board. Accordingly, the Board of Directors, upon recommendations made by the Corporate Governance and Nominating Committee, has nominated Michael N. Christodolou and David B. Rayburn to serve as directors for terms ending at the Fiscal 2023 Annual Meeting. Messrs. Christodolou and Rayburn are current directors of the Company serving for terms expiring as of the date of the Annual Meeting. Each of Messrs. Christodolou and Rayburn has expressed an intention to serve, if elected. The Board of Directors knows of no reason why either of them might be unavailable to continue to serve, if elected. There are no arrangements or understandings between Messrs. Christodolou or Rayburn, on the one hand, and any other person, on the other hand, pursuant to which they were nominated to serve on the Board of Directors.

The election of a director requires the affirmative vote of a plurality of the votes cast virtually or by proxy by persons entitled to vote at the Annual Meeting. Consequently, votes withheld and broker non-votes with respect to the election of directors will have no impact on the election of directors. If Mr. Christodolou or Mr. Rayburn is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may recommend to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. CHRISTODOLOU AND RAYBURN AS DIRECTORS OF THE COMPANY WITH TERMS ENDING AT THE FISCAL 2023 ANNUAL MEETING.

PROPOSAL 1 ELECTION OF DIRECTORS

Board of Directors and Committees

The following sets forth certain information regarding the directors of the Company, including the two directors who have been nominated to serve for new terms expiring at the Fiscal 2023 Annual Meeting. Information is also provided concerning each director’s specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that each of them should serve as a director of the Company. The Board of Directors has determined that each of Messrs. Brunner, Christodolou, Lindsey, Madere, Nahl, Rayburn, and Walter are independent directors of the Company under the listing standards adopted by the New York Stock Exchange (“NYSE”).

NOMINEES FOR ELECTION – Terms to expire at the Fiscal 2023 Annual Meeting

Michael N. Christodolou

Age: 58

Director Since: 1999

Independent

Key skills and experience

•  Investment management

•  Corporate strategy

•  Capital structure

•  Mergers and acquisitions

•  Capital markets

•  Accounting principles, internal controls and audit committee functions

Committee Membership • Audit Committee (financial expert) • Human Resources and Compensation Committee Other Current Directorships • None

MICHAEL N. CHRISTODOLOU, age 58, is the Manager of Inwood Capital Management, LLC, an investment management firm he founded in 2000. From 1988 to 1999, Mr. Christodolou was employed by Bass Brothers/Taylor & Company, an investment firm associated with the Bass family of Fort Worth, Texas. From 2016 until it was acquired in December 2017, Mr. Christodolou served on the Board of Directors of Omega Protein Corporation, a nutritional products company. From 2015 to 2016, Mr. Christodolou served on the Board of Directors of Farmland Partners, Inc., a publicly-traded REIT that acquires and owns high-quality North American farmland. Mr. Christodolou also previously served on the Board of Directors of XTRA Corporation from 1998 until 2001 when it was acquired by Berkshire Hathaway Inc. Mr. Christodolou has been a director of the Company since 1999 and served as Chairman of the Board from 2003 to January 2015. He currently serves as chairman of the Company’s Audit Committee and as a member of the Company’s Human Resources and Compensation Committee. Mr. Christodolou has over 35 years of experience in investment management and working with the management teams and boards of public companies on matters including corporate strategy, capital structure and mergers and acquisitions. His knowledge of the investment and capital markets and his experience as a director of public companies provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Christodolou an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

David B. Rayburn

Age: 71

Director Since: 2014

Independent

Key skills and experience

•  Manufacturing

•  International markets

•  Acquisitions

•  Accounting principles, internal controls and audit committee functions

Committee Membership • Audit Committee (financial expert) • Human Resources and Compensation Committee Other Current Directorships • Twin Disc, Inc.

DAVID B. RAYBURN, age 71, is the retired President and Chief Executive Officer of Modine Manufacturing Company, a publicly-traded thermal management company that designs, manufactures and tests heat transfer products. Mr. Rayburn was the President and Chief Executive Officer and a Director of Modine Manufacturing Company from January 2003 until March 2008 when Mr. Rayburn retired. From 2002 to January 2003 Mr. Rayburn served as the President and Chief Operating Officer of Modine Manufacturing Company. From 1991 to 2002, he served in various executive roles at Modine Manufacturing Company including Executive Vice President, Vice President and General Manager. Mr. Rayburn currently serves as Chairman of the Board of Directors of Twin Disc, Inc., a publicly-traded company that designs and manufactures marine and heavy duty, off-highway power transmission equipment. Mr. Rayburn previously served on the Board of Directors of Creative Foam Corporation from 2009 to 2017, the Board of Directors of Jason, Inc. from 2001 to 2010, and on the Board of Directors of Unico, Inc., from 2008 to 2010. Mr. Rayburn has been a director of the Company since 2014 and he is also a member of each of the Company’s Audit Committee and Human Resources and Compensation Committee. Mr. Rayburn’s strong background in manufacturing, international markets and acquisitions, combined with his corporate governance experience serving on public company boards, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Rayburn an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

PROPOSAL 1 ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE

Robert E. Brunner Age: 62 Director Since: 2013 Independent Key skills and experience • Business management and development • International operations • Mergers and acquisitions	Committee Membership • Human Resources and Compensation Committee • Corporate Governance and Nominating Committee Other Current Directorships • NN, Inc. • Leggett & Platt, Inc.

ROBERT E. BRUNNER, age 62 (current term to expire at the Fiscal 2021 Annual Meeting), was an Executive Vice President of Illinois Tools Works, Inc., a diversified manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. Prior to that position, Mr. Brunner was President, Global Automotive Fasteners from 2005 to 2006 and President, North American Automotive Fasteners from 2003 to 2005. Prior to that, Mr. Brunner held a variety of positions within Illinois Tools Works, Inc. including general management, operations management and sales & marketing. Mr. Brunner currently serves as Chairman of the Board of Directors of NN, Inc. and as a member of the Board of Directors of Leggett & Platt, Inc. Mr. Brunner serves as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee of Leggett & Platt, Inc. Mr. Brunner has been a director of the Company since 2013 and also serves as the Chairman of the Company’s Human Resources and Compensation Committee, and he is also a member of the Company’s Corporate Governance and Nominating Committee. Mr. Brunner’s extensive experience in business management and development, international operations and mergers and acquisitions provide him with the relevant experience to serve on the Company’s Board of Directors.

Timothy L. Hassinger Age: 57 Director Since: 2017 Key skills and experience • Experience in leading agriculture-based businesses • Domestic and international growth opportunities	Committee Membership • None Other Current Directorships • AGDATA

TIMOTHY L. HASSINGER, age 57 (current term to expire at the Fiscal 2021 Annual Meeting), is the President and Chief Executive Officer of the Company, a position he has held since October 2017. Mr. Hassinger has also been a director of the Company since October 2017 and he is the only executive officer of the Company serving on the Board of Directors. Prior to joining the Company and since May 2014, Mr. Hassinger served as President and Chief Executive Officer of Dow AgroSciences, an Indianapolis-based subsidiary of The Dow Chemical Company. During his 33-year career at Dow AgroSciences, Hassinger held a series of senior leadership positions across a variety of domestic and international business units. Prior to becoming President and Chief Executive Officer of Dow AgroSciences in May 2014, he served as its Global Commercial Leader from February 2013 to April 2014 and as Vice President for its Crop Protection Global Business Unit from August 2009 to April 2014. Previously, he served as Vice President for the Dow AgroSciences business in the Europe, Latin America, and Pacific regions from 2007 to 2009. In 2005, he moved to Shanghai, where he served as Regional Commercial Unit Leader for Greater China. Mr. Hassinger currently serves as a member of the Board of Directors of AGDATA. Mr. Hassinger received his Bachelor of Science degree in Agricultural Economics from the University of Illinois. Mr. Hassinger’s extensive experience in leading global agriculture-based businesses enables him to provide the Board of Directors with expert advice on a wide range of issues in the industries in which the Company operates, as well as guidance in evaluating domestic and international growth opportunities. As the Company’s President and Chief Executive Officer, Mr. Hassinger provides the Board of Directors with valuable insight into the Company’s day-to-day operations and achievements.

PROPOSAL 1 ELECTION OF DIRECTORS

Mary A. Lindsey

Age: 64

Director Since: 2018

Independent

Key skills and experience

•  Investor relations

•  International M&A

•  Knowledge of corporate finance, taxation and accounting

•  Legal experience

•  Accounting principles, internal controls and audit committee functions

Committee Membership • Audit Committee (financial expert) Other Current Directorships • None

MARY A. LINDSEY, age 64 (current term to expire at the Fiscal 2022 Annual Meeting), is the Senior Vice President and Chief Financial Officer Emeritus of Commercial Metals Company, a global manufacturer and recycler of steel and other metals. Ms. Lindsey joined Commercial Metals Company in September 2009 as Vice President-Tax. She was subsequently appointed Commercial Metals Company’s Vice President-Tax and Investor Relations in June 2015, Vice President and Chief Financial Officer in January 2016, and Senior Vice President and Chief Financial Officer in September 2017. In connection with Ms. Lindsey’s planned retirement from Commercial Metals Company, Ms. Lindsey stepped down as Senior Vice President and Chief Financial Officer in August 2019 and assumed her current position. Prior to joining Commercial Metals Company, Ms. Lindsey served as Vice President Tax and Tax Counsel for Albany International Corp., a global advanced textiles and materials processing company, from March 2006 to September 2009, and from January 2005 to March 2006, Ms. Lindsey was an attorney at Baker & Hostetler LLP, a national law firm. In addition, Ms. Lindsey served in various roles, including Vice President Tax and Tax Counsel, Legal Counsel responsible for global M&A and intellectual property, and General Manager of Corporate M&A, at The Timken Company, a global manufacturer of bearings, transmissions, gearboxes, and related components, from January 1985 to January 2005. Ms. Lindsey has been a director of the Company since 2018 and currently serves as a member of the Audit Committee. Ms. Lindsey’s experience in investor relations and international M&A, as well as her knowledge of corporate finance, taxation and accounting, provide her with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Ms. Lindsey an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that she qualifies as an audit committee financial expert.

Consuelo E. Madere

Age: 59

Director Since: 2018

Independent

Key skills and experience

•  Management consulting and executive coaching

•  Domestic and global experience, spanning manufacturing, strategy, technology, business development, profit and loss responsibility, and general management

•  Public company director experience

Committee Membership • Corporate Governance and Nominating Committee • Human Resources and Compensation Committee Other Current Directorships • Nutrien • S&W Seed Company

CONSUELO E. MADERE, age 59 (current term to expire at the Fiscal 2022 Annual Meeting), is the President of Proven Leader Advisory, LLC, a management consulting and executive coaching firm she founded in 2014. She is a former executive officer of Monsanto Company, a leading global provider of innovative, sustainable agricultural solutions. She retired from Monsanto in 2013 as Vice President of the company’s Global Vegetables and Asia commercial businesses and was a member of the Chief Executive Officer’s executive leadership team. Ms. Madere currently serves as a member of the Board of Directors of Nutrien and S&W Seed Company, where she chairs the Nominations and Governance Committee of both companies and is a member of the Safety, Health, Environment and Security Committee at Nutrien and the Compensation Committee at S&W Seed Company. From 2014 to 2018, Ms. Madere served as a member of the Board of Directors of PotashCorp and was a member of the Audit Committee and the Safety, Health and Environment Committee. Ms. Madere has been a director of the Company since 2018 and currently serves as a member of the Corporate Governance and Nominating Committee and Human Resources and Compensation Committee. Ms. Madere’s 30-plus years of domestic and global experience at Monsanto, spanning manufacturing, strategy, technology, business development, profit and loss responsibility and general management, along with her service as a director of public companies, provide her with the relevant experience to serve on the Company’s Board of Directors.

PROPOSAL 1 ELECTION OF DIRECTORS

Michael C. Nahl

Age: 77

Director Since: 2003

Independent

Key skills and experience

•  Senior financial executive experience

•  Knowledge of international operations and corporate finance

•  Accounting principles, internal controls and audit committee functions

Committee Membership • Audit Committee (financial expert) Other Current Directorships • Trans World Entertainment Corporation

MICHAEL C. NAHL, age 77 (current term to expire at the Fiscal 2022 Annual Meeting), is the retired Executive Vice President and Chief Financial Officer of Albany International Corp., the world’s largest manufacturer of custom-designed engineered fabrics called paper machine clothing. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, served as Senior Vice President and Chief Financial Officer from 1983 to 2005 and was appointed as Executive Vice President in 2005. Mr. Nahl retired as Executive Vice President and Chief Financial Officer of Albany International Corp. in September 2009. Mr. Nahl currently serves as a director of Trans World Entertainment Corporation and serves as Chairman of its Compensation Committee and as a member of its Audit Committee (of which he was Chairman until 2015) and Nominating and Corporate Governance Committee. Mr. Nahl previously served on the Board of Directors of Graftech International Ltd. from 1999 until 2013, and also served as Chairman of its Audit Committee. Mr. Nahl has been a director of the Company since 2003 and has served as the Chairman of the Board of Directors since January 2015. He is also a member of the Company’s Audit Committee. Mr. Nahl’s experience as a senior financial executive of a multinational public company and previously as Chairman of the Audit Committee of public companies, along with his knowledge of international operations and corporate finance, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Nahl an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

Michael D. Walter

Age: 70

Director Since: 2009

Independent

Key skills and experience

•  Senior executive experience

•  Risk management

•  Strategic development

•  Management of public and governmental affairs

Committee Membership • Corporate Governance and Nominating Committee • Human Resources and Compensation Committee Other Current Directorships • Richardson International

MICHAEL D. WALTER, age 70 (current term to expire at the Fiscal 2021 Annual Meeting), is the President of Mike Walter & Associates, a risk management consulting firm providing strategic guidance in general business and economic trends. Prior to forming Mike Walter & Associates in 2006, Mr. Walter served in various leadership positions, most recently as Senior Vice President, Economic & Commercial Affairs, with ConAgra Foods, a large agribusiness conglomerate. Mr. Walter currently serves on the Board of Directors of Richardson International. Mr. Walter previously served on the Board of Directors of AgroTech Foods from 2006 until 2016 and on the Board of Directors of the Chicago Board of Trade from 2000 until 2007. Mr. Walter has been a director of the Company since 2009 and also serves as the Chairman of the Company’s Corporate Governance and Nominating Committee, and he is also a member of the Company’s Human Resources and Compensation Committee. Through his experience as a senior executive at ConAgra Foods and as a director of various companies in the agribusiness and commodities markets, Mr. Walter has gained significant experience in risk management oversight, strategic development and management of public and governmental affairs, all of which provide him with the relevant experience to serve on the Company’s Board of Directors.

Information regarding executive officers of the Company is found in the Company’s Annual Report which has been supplied with this Proxy Statement.

Corporate Governance

The Board of Directors operates pursuant to the provisions of the Company’s Certificate of Incorporation and By-Laws as well as a set of Corporate Governance Principles which address a number of items, including the qualifications for serving as a director, the responsibilities of directors and board committees and the compensation of directors. The Company has adopted a Code of Ethical Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, as required by Section 406 of the Sarbanes-Oxley Act of 2002. Additionally, the Company maintains a Code of Business Conduct and Ethics for all persons associated with the Company, including its directors, officers and employees, which complies with the listing standards adopted by the New York Stock Exchange. Both of these codes and the Company’s Corporate Governance Principles are available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and are available in print to any stockholder who submits a request in writing to the Secretary of the Company.

PROPOSAL 1 ELECTION OF DIRECTORS

The Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended August 31, 2019, the Board of Directors held eleven meetings. During fiscal 2019, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period of such member’s service and (ii) the total number of meetings of the committees of the Board of Directors on which he or she served held during the period of such member’s service.

The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. The Chairman of the Board, currently Mr. Nahl, an independent director, serves as the presiding director at each executive session of the independent directors.

Hedging and Pledging. The Board has adopted Corporate Governance Principles prohibiting directors and executive officers from pledging Company securities as collateral for any outstanding obligation. Directors and executive officers are also prohibited from trading in derivative securities of Company securities, engaging in short sales of Company securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.

Board Leadership Structure

The Company’s Corporate Governance Principles provide that the position of Chairman of the Board of Directors be held by an independent director and, accordingly, the same individual cannot serve as both the Chairman of the Board and as the Company’s Chief Executive Officer. This policy is designed to facilitate the ability of the Board of Directors to perform the important functions of providing independent oversight of management and to address risks faced by the Company. This policy also allows the Chairman to convene executive sessions with independent directors without the need for a separate director to discharge the role of a presiding director.

Board’s Role in Risk Oversight

Management has the primary responsibility for identifying and managing the risks to which the Company is subject, under the oversight of the Board of Directors. Among other things, the Board of Directors considers risks presented by business strategy, competition, regulation, compensation plans, global economic conditions, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board of Directors as a whole has the primary responsibility for performing this oversight function. The Company’s three standing committees are also responsible for the assessment of risks associated with the general subject matters for which those standing committees have responsibility. The Board’s risk oversight process includes close interaction with the Company’s internal auditors and is facilitated by an annual risk assessment prepared by management. The Company has engaged the accounting firm of Deloitte & Touche LLP to assist the Company’s internal auditors in the design, execution and preparation of reports with respect to the Company’s overall internal audit plan. Deloitte & Touche LLP also assists the Company’s internal auditors in the performance of certain other internal audit services and in the provision of regular updates to the Audit Committee regarding its services and testing results. The goal of the Board’s risk evaluation process is to identify any activities that create risks that may not be appropriate for the Company, quantify the magnitude of these risks and work with management to develop a plan to mitigate these risks.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Human Resources and Compensation Committee, and a Corporate Governance and Nominating Committee.

Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function. The Audit Committee is responsible for selecting, compensating and evaluating the Company’s independent auditor. Specific functions performed by the Audit Committee include reviewing periodically with the independent auditor the performance of the services for which they are engaged, reviewing the scope of the annual audit and its results, reviewing the Company’s annual financial statements and quarterly financial statements with management and the independent auditor, reviewing the scope and results of the Company’s internal audit function, and reviewing the adequacy of the Company’s internal accounting controls with management and the independent auditor. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

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The Audit Committee is currently comprised of Directors Christodolou (Chairman), Lindsey, Nahl, and Rayburn, each of whom has been determined to be independent by the Board of Directors under the rules of the Securities and Exchange Commission and under the listing standards adopted by the New York Stock Exchange. William F. Welsh II resigned from the Audit Committee effective December 18, 2018 when his term as a director expired. Ms. Lindsey was appointed as a member of the Audit Committee effective January 4, 2019, at which time Ms. Madere ceased to serve as a member of the Audit Committee. W. Thomas Jagodinski resigned as Chairman and a member of the Audit Committee effective March 25, 2019, at which time Mr. Christodolou was appointed to serve as Chairman of the Audit Committee, effective immediately.

In addition, the Board of Directors has determined that each of Messrs. Christodolou, Lindsey, Nahl, and Rayburn qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. During fiscal 2019, the Audit Committee held five meetings.

Human Resources and Compensation Committee. The Human Resources and Compensation Committee is responsible for providing oversight of the Company’s human resource programs, executive compensation and benefit programs. The Human Resources and Compensation Committee reviews and approves the Company’s compensation policies, benefit plans, employment agreements, salary levels, bonus payments, and awards pursuant to the Company’s management incentive plans for its executive officers and other appointed officers. The Human Resources and Compensation Committee approves all individual grants and awards under the Company’s long-term equity incentive plans; provided, however, that the Human Resources and Compensation Committee has delegated limited authority to the Company’s Chief Executive Officer to make certain time-vested restricted stock unit awards to non-officer employees. The Human Resources and Compensation Committee also reviews compensation for non-employee directors and recommends changes in such compensation to the Board of Directors. The Human Resources and Compensation Committee is specifically responsible for determining the compensation of the Company’s Chief Executive Officer and conducts an annual performance evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer makes recommendations to the Human Resources and Compensation Committee regarding the compensation paid to executive officers and other appointed officers. However, the final authority for setting executive officer compensation rests with the Human Resources and Compensation Committee. The Human Resources and Compensation Committee has the discretion to delegate specific responsibilities to the Human Resources and Compensation Committee Chair, any other Human Resources and Compensation Committee member(s) or subcommittees as the Human Resources and Compensation Committee may establish from time to time.

The Human Resources and Compensation Committee has retained external compensation consulting firms to assist and advise it on particular matters. During fiscal 2019, the Company received independent compensation consulting services from Meridian Compensation Partners, LLC (“Meridian”). Meridian was engaged directly by the Human Resources and Compensation Committee, but its fees were paid by the Company. The nature and scope of Meridian’s engagement with respect to the Human Resources and Compensation Committee’s decisions regarding fiscal 2019 executive and director compensation are described under “Compensation Discussion and Analysis” found later in this Proxy Statement.

The Human Resources and Compensation Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange. The Human Resources and Compensation Committee is currently comprised of Directors Brunner (Chairman), Christodolou, Madere, Rayburn and Walter, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. Mr. Welsh resigned from the Human Resources and Compensation Committee on December 18, 2018 when his term as a director expired. Ms. Madere was appointed as a member of the Human Resources and Compensation Committee effective January 4, 2019. During fiscal 2019, the Human Resources and Compensation Committee held five meetings.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairmen and members of committees of the Board of Directors and for reviewing and recommending changes in the general Corporate Governance Principles of the Company. It also oversees the annual evaluation by the Board of Directors to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and is available in print to any stockholder

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who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Corporate Governance and Nominating Committee identifies nominees to serve as a director of the Company through a combination of suggestions made by independent search firms, directors and stockholders. The Corporate Governance and Nominating Committee will consider director nominees for next year’s Annual Meeting recommended by stockholders which are submitted in writing, complete with biographical and business experience information regarding the nominee, to the Secretary of the Company by October 9, 2020. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial and/or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Corporate Governance and Nominating Committee considers diversity in its selection of nominees and seeks to have a Board that reflects a diverse range of views, backgrounds and experience. The Corporate Governance and Nominating Committee uses the same criteria to evaluate its own nominees for director as it does for persons nominated by Company stockholders.

The Corporate Governance and Nominating Committee is currently comprised of Directors Walter (Chairman), Brunner, and Madere, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. Ms. Madere was appointed as a member of the Corporate Governance and Nominating Committee effective January 4, 2019, at which time Messrs. Christodolou and Jagodinski ceased to serve as members of the Corporate Governance and Nominating Committee. During fiscal 2019, the Corporate Governance and Nominating Committee held three meetings.

Related Party Transactions

The Board of Directors has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all such related party transactions must be pre-approved by the Audit Committee or ratified by the Audit Committee if pre-approval is impracticable. Under the policy, certain transactions are excluded from the definition of related party transaction, including (i) transactions available to all employees generally, (ii) director and officer compensation approved by the Human Resources and Compensation Committee and/or Board of Directors, as applicable, (iii) transactions in the ordinary course of the Company’s business that are on substantially the same terms as those prevailing at the time for comparable products and services to unrelated third parties, and (iv) certain transactions with other companies where the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that company’s shares, if the aggregate amount involved during the fiscal year does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues. In determining whether to approve or ratify a related party transaction, the Audit Committee will consider, among other factors, whether the terms of the transaction are fair to the Company, whether the transaction would present an improper conflict of interest for any director, officer or other related party, or whether the transaction would impair the independence of an outside director. Any Audit Committee member who has an interest in a transaction under discussion must abstain from voting on the proposed transaction.

Compensation Discussion and Analysis

Executive Summary.

Compensation Philosophy and Overview. The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers who are critical to the Company’s long-term success. The Board’s Human Resources and Compensation Committee (the “Committee”) believes that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company. Accordingly, an important component of the Committee’s compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Committee also believes that executive compensation should be designed to promote a culture that drives the Company through employee empowerment and collaboration and, accordingly, a component of the Company’s executive compensation practice is designed to focus executive attention on improving the Company’s organizational health as measured relative to a benchmark of other companies.

In order to implement its compensation philosophy, the Committee has determined that the total compensation program for executive officers should consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of key executives, as well as the scarcity of qualified executives for key positions;

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•	Annual cash incentive awards to reward performance against short-term corporate, business unit and/or individual objectives;

•	Long-term equity incentive compensation to emphasize longer-term strategic objectives and align the interests of executives with those of stockholders; and

•	Other benefits as appropriate to be competitive in the marketplace.

Fiscal 2019 Business Highlights. Fiscal 2019 was a year of transition and innovation for the Company as it experienced a sixth consecutive year of difficult market conditions in the agriculture industry. While low farmer sentiment defined the irrigation market in fiscal 2019, the Company made progress in its Foundation for Growth efforts, exhibiting intensive strategic focus on the performance improvement plan and advancing initiatives beyond the planning stages into the implementation stage. The Company continued to streamline and simplify its business as it divested the Company-owned irrigation dealership, allowing the Company to concentrate on its core practices that yield greater contribution to improved operating margins.

This concentration on core practices has, among other things, enabled the Company to increase its focus and investment in its Road Zipper System business through an innovative strategy called “shift left” aimed at generating a more consistent revenue stream and increasing the amount of revenue coming from the leasing of Road Zipper Systems. Likewise, the Company’s enhanced focus on innovation was evidenced by launching several new products in fiscal 2019, including Pivot Watch, a full portfolio of road safety products that meet the new federal MASH standards, and Watchdog Tracker CR.

The Company also implemented its vision for culture transformation and sustainability. The Foundation for Growth initiative includes measures to create and sustain a culture that drives the Company through employee empowerment, team collaboration, and support and service to the greater community. These are expressed in the Company’s new vision, values, and behaviors that have been developed and embraced by employees. Additionally, the Company’s focus on environmental, social, and governance initiatives was recently formalized in its inaugural Corporate Social Responsibility and Sustainability Highlights report, which was released in July.

Implications of Acquisitions and Divestitures on Goal-Setting. In connection with a Foundation for Growth initiative focused on a portfolio assessment of the Company’s existing businesses, the Company committed to divest four businesses: Lakos, Watertronics, SPF and the Company-owned irrigation dealership. The Company completed the divestitures of Lakos, Watertronics and SPF during fiscal 2018 and completed the divestiture of the Company-owned irrigation dealership during fiscal 2019. The Committee accounted for the effects of these divestitures when establishing financial performance objectives for fiscal 2019 while also targeting meaningful growth for the Company’s remaining core businesses compared to fiscal 2018. For example, when establishing targets for annual cash incentive awards, the Committee set a target revenue level 13.8% greater than actual fiscal 2018 revenues after adjusting to exclude fiscal 2018 revenue contributions from the four recently divested businesses. The Committee also considered the impact of future acquisitions and divestitures on payouts under the Company’s short-term and long-term incentive compensation programs. In the case of future acquisitions, actual results will be adjusted by subtracting the Board-approved business case for each acquisition, such that executives will be rewarded for better-than-business-case performance and held accountable for lower-than-business-case performance. In the case of future divestitures, actual results will be adjusted by including the Board-approved budget (and removing actual performance results) for each divested business, such that executives will not be penalized for completing divestitures that are in the Company’s best interests.

Fiscal 2019 Updates to the Company’s Total Compensation Program. The Company implemented a number of changes to its short-term and long-term incentive compensation programs for its executive officers in fiscal 2019. Specific changes include:

•	Annual Cash Incentive Awards.

•

Replaced the “return on invested capital” financial performance measure with operating margin, which eliminated overlapping performance measures with our performance stock units and which incentivizes executives to continue to improve operating efficiency and profitability.

•

Lowered the “threshold” and “intermediate” financial performance payout amounts from 50% and 75% to 25% and 50%, respectively, in order to reduce the amounts of the rewards payable for performance below expectations.

•

Replaced individual performance measures with strategic goal performance objectives designed to focus executive attention on improving the Company’s organizational health as measured relative to a benchmark

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of other companies. This focus on organizational health is aimed at creating and sustaining a culture that drives the Company through employee empowerment, team collaboration, and support and service to the greater community as part of the Company’s Foundation for Growth efforts.

•	Long-Term Incentive Compensation.

•	Increased the weighting of performance stock units from 33 1/3% to 50% of the target dollar amount for the long-term incentive award.

•

Replaced “operating income growth” as a performance stock unit performance measure with total stockholder return relative to a select peer group, which is an important indicator of the Company’s financial performance compared to the market and which better aligns our executives’ compensation with long-term value creation for stockholders. The two performance stock unit performance measures, relative total stockholder return and return on invested capital, are evenly weighted.

•	Reduced the vesting period for options from four years to three years in order to create consistency among the vesting periods for all long-term incentives offered to executives.

Annual Cash Incentives Earned for Fiscal 2019 Performance. For fiscal 2019, payments in connection with the Company’s annual cash incentive awards were reflective of the Company’s performance against its financial and strategic performance objectives. The Company achieved the threshold levels for its annual revenue goal and its organizational health index ranking relative to a benchmark of other companies, but failed to meet the threshold level for operating margin. Based on these results, the overall Company annual cash incentive award payout percentage was 23%.

Performance Stock Units Earned for Fiscal 2017-2019 Performance. The end of fiscal 2019 marked the end of the three-year performance period for performance stock units granted in fiscal 2017. Since the threshold level was not met for either three-year cumulative operating income growth or three-year average return on invested capital, no performance stock units were earned by the Named Executive Officers.

Fiscal 2019 Updates to Director Compensation Program. In order to more closely match the median market compensation paid to directors of similarly situated companies, the Company implemented a $10,000 increase in the value of the annual restricted stock unit grants made to non-employee directors and a $10,000 increase in the annual cash retainer paid to the Chairman of the Board of Directors.

Say on Pay. The Board of Directors and the Committee take several measures to monitor the degree of alignment between the financial interests of the Company’s executive officers and those of the Company’s stockholders, which include conducting a non-binding “say on pay” vote at each annual meeting of the Company’s stockholders. Stockholders have approved the non-binding “say on pay” resolution by a vote of more than 90% of the votes cast on this proposal at each of the Company’s nine annual meetings at which such a vote was held. While the Committee considered the “say on pay” voting results in establishing fiscal 2019 and fiscal 2020 compensation, no specific actions were deemed necessary as the Committee believed the results of the “say on pay” votes were a confirmation that stockholders were in general agreement with the Committee’s compensation philosophy. The Committee will continue to consider the “say on pay” voting results and other feedback provided by the Company’s stockholders when making future compensation decisions concerning the Company’s executive officers.

Compensation-Related Risk Assessment. The Committee has assessed the risks that could arise from the Company’s compensation program and does not believe that the terms of this program encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. The Committee considered the following factors as they relate to the compensation program:

•	The focus on both short-term and long-term financial goals;

•	The utilization of a mix of financial performance goals so as to avoid over-emphasis on any one metric;

•	Certain awards are subject to a clawback policy in the event of restatements of the Company’s financial results;

•	Long-term incentives have a three-year vesting period;

•	The existence of caps on the potential maximum incentive payouts;

•	The requirement that management meet robust stock ownership guidelines; and

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•

The prohibition on directors and executive officers from pledging Company securities as collateral for any outstanding obligation or entering into any transactions designed to hedge or offset any decrease in the market value of Company securities.

The Committee’s Independent Compensation Consultant. The Committee engaged Meridian Compensation Partners, LLC in fiscal 2019 to provide a competitive assessment of the Company’s executive compensation program and to evaluate the compensation of the Named Executive Officers in comparison to peer group proxy data and relevant survey data. Meridian was engaged directly by the Committee, but its fees were paid by the Company. The Committee has adopted a pre-approval policy for certain compensation consulting services to be provided by Meridian to management of the Company, but has determined that the scope of services and annual limit on fees set forth in the pre-approval policy will not impair Meridian’s independence from management.

Market Alignment of Executive Compensation. When evaluating the market competitiveness of executive salaries, target annual incentive opportunities, and target long-term incentive values, the Committee generally considers the market medians for comparable positions among manufacturing and general industry companies of similar size (measured by annual revenues) and complexity (measured primarily by number of distinct business lines and scope of international focus) as the Company, based on available peer group and survey data, with variation due to differences in executive skill levels and experience, the executive’s role, individual performance, organizational hierarchy, and internal fairness with other positions and roles within the Company.

The Committee annually compares the Named Executive Officers’ general compensation levels against available market data and then also performs an in-depth review of the entire compensation program approximately every three years in order to comprehensively review the Company’s short and long-term compensation strategies, award mixes and performance metrics.

In conducting its review and analysis, Meridian used a combination of proxy data from peer companies and survey composite data. Peer group data was used as the primary data source for establishing benchmark compensation levels for the Chief Executive Officer, Chief Financial Officer and other positions where comparable position data was available, with general industry survey data used as a supplemental data source for these positions. General industry survey data was used as the primary data source for positions where comparable position data was not sufficiently available. The composite data was obtained from the Equilar Executive Compensation Survey and included compensation information from general industry companies with revenue between approximately one-third and three times the Company’s annual revenues.

In 2015, Meridian assisted the Committee in reviewing and modifying the peer group for fiscal 2016 and generally used the following selection criteria:

•	U.S.-based company listed on a major U.S. exchange with a market capitalization of between approximately one-third and three times the Company’s market capitalization;

•	Similar industry, with a qualitative assessment of business fit;

•	Revenue for the then-most recent fiscal year of between approximately one-third and three times the Company’s annual revenues; and

•	Similar business and organizational complexity, focusing on companies having international revenue in excess of 25% of total revenue and having at least two distinct operating segments.

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The peer group utilized for fiscal 2017 pay decisions contained one change from the peer group established for fiscal 2016, as Blount International, Inc. was removed because it was acquired and taken private. The peer group used for fiscal 2018 pay decisions contained an additional change from the peer group established for fiscal 2016, as CLARCOR Inc. was removed because it was acquired by a larger public company. The peer group used for fiscal 2019 pay decisions included three new companies with a similar size and business profile as the Company, each of which considers the Company a peer and/or is considered a peer of the Company by Institutional Shareholder Services. The resulting 23-company peer group used for fiscal 2019 pay decisions consists of the following companies (each of which was publicly traded, had updated proxy filings, remained within an appropriate size range, and did not have any pending mergers or acquisitions, bankruptcies, or other issues that could diminish its effectiveness as a peer):

• Alamo Group, Inc.	• ESCO Technologies Inc.	• Kadant Inc.
• Albany International Corp.	• Federal Signal Corp.	• LB Foster Co.
• Altra Industrial Motion Corp	• Franklin Electric Co., Inc.	• Lydall, Inc.
• Astec Industries Inc.	• The Gorman-Rupp Co.	• Manitex International, Inc.
• CIRCOR International, Inc.	• Graco, Inc.	• Mueller Water Products, Inc.
• Columbus McKinnon Corp.	• Helios Technologies	• NN, Inc.
• Douglas Dynamics, Inc.	• John Bean Technologies Corp.	• Standex International Corporation
• EnPro Industries, Inc.		• Twin Disc Inc.

Based on its review and analysis, Meridian noted that the Company’s target total compensation was, on an aggregate basis, generally within a competitive range of the relevant market data.

Role of Management in Setting Compensation. In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s President and Chief Executive Officer regarding the total compensation for executive officers, which recommendations for fiscal 2019 were provided by Mr. Hassinger. Further, the Committee considered the historical compensation of each executive officer, from both a total compensation and a component by component basis, in setting the fiscal 2019 compensation for the executive officers.

Recoupment Policy. The Committee is of the view that awards of annual cash incentive and certain long-term incentive compensation awarded to executive officers should be adjusted in the event of restatements of the Company’s financial results. Accordingly, the Committee has adopted a policy that allows recoupment or repayment of annual cash incentive and certain long-term incentive compensation payments made to executive officers during the three years preceding the restatement of Company financial statements to the extent such payments exceeded the amounts that would have been payable based on the restated financial results. Conversely, the policy allows for additional payments to the extent the amounts paid as annual cash incentive and certain long-term incentive payments received in the three years preceding a restatement of Company financial statements were less than the amounts that would have been payable based on the restated financial results.

2019 Executive Compensation Program. The Company’s fiscal 2019 compensation program for its executive officers, including the executive officers named in the Summary Compensation Table included in this Proxy Statement, consisted of four basic components, which are (i) base salary, (ii) annual cash incentive awards, (iii) long-term incentive compensation and (iv) other employee benefits. The purposes of each of these components of executive compensation and the manner in which compensation for fiscal 2019 under these components was determined by the Committee for executive officers are as follows:

Base Salary. Base salaries are designed to provide executive officers with a competitive level of fixed compensation that is commensurate with the executive officer’s individual responsibility, experience, tenure and general performance of duties. Base salary levels are also subject to competitive pressures faced by the Company for attracting and retaining qualified executives to fill key positions in the different geographic regions where the Company’s executives reside. The Committee considers peer group and compensation survey information regarding base salary levels for executive officers with comparable positions and responsibilities in similar companies in order to maintain base salaries at competitive levels. In general, the Committee evaluates each executive officer’s base salary on an annual basis to determine if an increase from the prior fiscal year’s base salary is justified based on these criteria and considerations. In the case of Mr. Hassinger, base salary was initially established by the terms of his employment agreement and is subject to annual increases as determined by the Committee.

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In the first half of fiscal 2019, the Committee established the base salaries for each of the Named Executive Officers. With respect to the base salaries of Named Executive Officers other than Mr. Hassinger, the Committee considered Mr. Hassinger’s recommendations for salary adjustments and competitive salary information included in Meridian’s report on executive compensation. Mr. Hassinger made his recommendations for salary adjustments primarily based on individual performance and the Meridian report. With respect to Mr. Hassinger, the Committee considered the competitive salary information included in Meridian’s report on executive compensation, the Company’s performance, and Mr. Hassinger’s personal performance. The table below sets forth information about the fiscal 2019 base salary level for each of the Named Executive Officers:

Officer	Fiscal 2018 Base Salary	Salary Increase Amount	Salary Increase Percentage	Fiscal 2019 Base Salary

Mr. Hassinger	$900,000	$50,000	5.6%	$950,000

Mr. Ketcham	$360,000	$12,000	3.3%	$372,000

Mr. Wood	$375,000	$15,000	4.0%	$390,000

Mr. Marion	$300,000	$15,000	5.0%	$315,000

Annual Cash Incentive Awards. The Company provided annual cash incentive awards to its executive officers under a Management Incentive Plan for fiscal 2019 (the “2019 MIP”) that was adopted by the Committee. The Company utilized the annual cash incentive awards under the 2019 MIP primarily to encourage its executive officers to achieve specific short-term financial goals of the Company generally and, in some cases, for achievement of the Company’s financial results in certain market segments. In addition, a portion of the annual cash incentive awards was tied to strategic goal performance objectives. The Committee adopted the 2019 MIP and established the financial and strategic goals for executive officers under the 2019 MIP during the first quarter of fiscal 2019.

The 2019 MIP established a target cash incentive amount for each Named Executive Officer (each a “Target Cash Incentive Award”). The Target Cash Incentive Award for Mr. Hassinger was set at 110% of his base salary. The Target Cash Incentive Award for each of Messrs. Ketcham, Wood and Marion was set at 55% of his respective base salary. In each case, a Target Cash Incentive Award represents the total cash incentive a Named Executive Officer was entitled to receive if he had achieved 100% of the target levels under the financial performance component and strategic goal performance component established for such Named Executive Officer under the 2019 MIP.

The financial performance component accounted for 80% of each Named Executive Officer’s potential annual cash incentive award. This component consisted of two subcomponents: revenue and operating margin. The Committee believed the use of revenue and operating margin would provide a good balance of financial objectives to promote maximum stockholder value. For each of Messrs. Hassinger and Ketcham, the financial performance component was based 100% on consolidated Company financial performance. For Messrs. Wood and Marion, the financial performance component was split equally between consolidated Company financial performance and the financial performance (also based on revenue and operating margin) of the Irrigation business unit or the Infrastructure business unit, respectively.

For purposes of the annual cash incentive awards under the 2019 MIP, (i) revenue was defined as the Company’s fiscal 2019 operating revenues and (ii) operating margin was defined as the Company’s fiscal 2019 operating profit divided by the Company’s fiscal 2019 operating revenues. Each of the two subcomponents was to be calculated using the Company’s Consolidated Statement of Operations for the year ended August 31, 2019. The Committee chose to use revenue and operating margin as the financial performance measures for determining annual cash incentive awards under the 2019 MIP because it believed that the Named Executive Officers had significant influence over these measures, that these measures align the interests of officers with the creation of stockholder value, that these measures incentivize revenue growth as well as improving operating efficiency and profitability, and that these measures were well-understood by management and stockholders. Accordingly, each of the revenue subcomponent and the operating margin subcomponent was assigned a weighting of 50% by the Committee. By replacing return on invested capital with operating margin, the Committee also eliminated the previously-existing overlap of return on invested capital as a financial performance measure in both the Company’s cash and long-term incentive compensation programs.

In general, the Committee seeks to establish target levels for financial performance goals based on the Company’s annual budget for the relevant fiscal year as approved by the Board of Directors, which excluded (i) costs associated with Foundation for Growth initiatives because management, the Committee and the Board of Directors believe that these

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initiatives are investments that will better position the Company for long-term profitability and success while acknowledging that such initiatives negatively affect short-term financial performance, and (ii) results associated with the Company-owned irrigation dealership because the Company had previously committed to divest such business. The targets established for specific business units also correspond to the fiscal 2019 operating budget. The Committee also took into consideration recent divestitures and the stabilization in the agricultural markets in establishing the fiscal 2019 operating budget and these target levels. For example, when establishing targets for annual cash incentive awards, the Committee set a target revenue level 13.8% greater than actual fiscal 2018 revenues after adjusting to exclude fiscal 2018 revenue contributions from the four recently divested businesses.

Accordingly, actual results for the financial performance goals were adjusted to exclude costs associated with Foundation for Growth initiatives. For the divestiture of the Company-owned irrigation dealership in fiscal 2019, actual results for the financial performance goals were adjusted by excluding actual performance results for the business and related transaction costs for the divestiture (and instead reflecting the Board-approved budget, which excluded results for the irrigation dealership because the Company had earlier committed to divest such business). In the event that there had been any acquisitions made during fiscal 2019, (i) actual results for the selected financial performance goals would have been adjusted by subtracting the Board-approved business cases for such acquisitions for purposes of award payout calculations (which would serve to reward executives for better-than-business-case performance while holding executives accountable for lower-than-business-case performance), unless the Committee were to approve a modification to include any such items, and (ii) transaction costs would have been added back to profitability.

Under the 2019 MIP, a Named Executive Officer could earn a portion of his Target Cash Incentive Award if he achieved at least a threshold level of performance for any of the financial or strategic goal performance components. Separate analyses were performed to determine the payout earned under the financial performance component and the strategic goal performance component, and those two components were then added together to determine the final cash incentive awarded to a Named Executive Officer. The financial performance subcomponents are calculated according to a scale that provides varying percentage payouts for “threshold”, “intermediate”, “target” and “maximum” performance levels. If the Company fails to meet the “threshold” performance level for a specific financial performance subcomponent, then the Named Executive Officer will receive no payout under that specific subcomponent. Percentage payouts between the threshold, intermediate, target and maximum levels are linearly interpolated for each financial performance subcomponent. Compared to fiscal 2018, the Committee lowered the “threshold” and “intermediate” financial performance payout amounts from 50% and 75% to 25% and 50%, respectively, in order to reduce the amounts of the rewards payable for performance below expectations.

For fiscal 2019, the following performance levels trigger the following percentage award payouts (calculated as a percentage of the Target Cash Incentive Award available under the overall Company financial performance component):

	Revenue (50%)	Operating Margin (50%)	Award Payout for Financial Performance Subcomponent (as a % of Target Cash Incentive Award)

Maximum	$664.5 million	11.5%	200%

Target	$531.6 million	10.0%	100%

Intermediate	$478.4 million	9.0%	50%

Threshold	$425.3 million	8.0%	25%

Below Threshold	—	—	0%

The Committee also approved the use of strategic goal performance objectives to determine 20% of the annual cash incentives under the 2019 MIP for each Named Executive Officer. The strategic goal performance objectives were designed to focus on achieving demonstrated improvement in the Company’s organizational health relative to a benchmark of other companies, based on the results of a survey administered to employees by a third-party consultant.

The cash incentive award earned under the strategic goal performance component is calculated according to a scale providing for the following percentage payouts based on the Company’s standing relative to other companies participating in the third-party consultant’s organizational health survey (calculated as a percentage of the Target Cash

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Incentive Award available under the strategic goal performance component). Unlike the financial performance subcomponents, percentage payouts between each quartile of organizational health are not interpolated:

Strategic Goal Performance	Percentage of Target Cash Incentive Award Available for Strategic Goal Component

Significantly exceeds goal (1st quartile)	200%

Meets goal (2nd quartile)	100%

Meets some of the goal (3rd quartile)	50%

Does not meet goal (4th quartile)	0%

Both the financial and strategic goal performance component calculations offer a range of payouts for performance that exceeds or falls short of the target levels. The Committee believes that this not only provides an incentive for executives to achieve performance that exceeds expectations, but it also provides constant motivation during down business cycles which can have detrimental effects on both financial performance and organizational health. By rewarding a range of performance, the Committee strives to partially counteract the cyclical nature of the Company’s business. Likewise, the payout of an earned award under one component or subcomponent is not contingent upon meeting a certain performance standard under any of the other components or subcomponents. For example, an executive who has met all of his financial performance objectives would still be entitled to receive a payout under the financial component even if the Company failed to meet the threshold strategic goal performance objective. Similarly, an executive may receive a payout if the threshold level (or higher) is met for a specific financial performance subcomponent even if the executive failed to meet his strategic goal performance objectives and/or the Company failed to meet the threshold levels for any of the other financial performance subcomponents. If any sort of unplanned event should arise, the 2019 MIP gives the Committee the discretion to reduce (but not increase) the incentive payouts under the plan. The following example demonstrates how a hypothetical executive officer’s annual cash incentive payment was calculated under the 2019 MIP:

An officer receiving a base salary of $300,000 (with a target incentive percentage of 55% of his base salary) would be eligible for a Target Cash Incentive Award of $165,000. $132,000 of that amount would be allocated to the Company’s financial performance component (80% of the Target Cash Incentive Award), whereas $33,000 of that amount would be allocated to the Company’s strategic goal performance component (20% of the Target Cash Incentive Award). If the Company generated revenues of $531.6 million and an operating margin of 9.0%, and the Company met its strategic goal performance objective of second quartile of organizational health relative to other companies participating in the third-party consultant’s organizational health survey, he would receive a total cash incentive payout of $132,000, calculated as follows:

Company Financial Performance Component: $66,000A + $33,000B = $99,000

A	Revenue Subcomponent: $132,000 x 50% (weighting) x 100% (performance multiplier - target)

B	Operating Margin Subcomponent: $132,000 x 50% (weighting) x 50% (performance multiplier - intermediate)

Strategic Goal Performance Component: $33,000 x 100% (performance multiplier – meets goal) = $33,000

Total Cash Incentive Earned: $99,000 + $33,000 = $132,000

During fiscal 2019, for purposes of the 2019 MIP, the Company recorded revenue of $439.1 million and operating margin of 5.6%. Likewise, the results of the Company’s organizational health survey revealed that the Company is in the third quartile of organizational health relative to a benchmark of other companies whose employees participated in the third-party consultant’s survey. Based on these results, the overall Company Financial Performance Component payout percentage was 16% based on subcomponent payout percentages of 31.5% and 0% for each of the revenue (50%) and operating margin (50%) subcomponents, respectively, and the overall Company Strategic Goal Performance Component payout percentage was 50%. The payout percentage for market financial performance components for participants in the 2019 MIP ranged from 15% to 87%. At a meeting in October 2019, the Committee certified the attainment of these measures used for the Financial Performance Component of the 2019 MIP.

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The table below sets forth the 2019 MIP Target Cash Incentive Awards and actual payouts to each of the Named Executive Officers based upon fiscal 2019 performance.

Named Executive Officer	2019 MIP Target Cash Incentive Award	2019 MIP Actual Cash Incentive Award Payout	Percentage of Target Earned

Mr. Hassinger	$1,045,000	$238,260	23%

Mr. Ketcham	$204,600	$46,649	23%

Mr. Wood	$214,500	$47,190	22%

Mr. Marion	$173,250	$89,397	52%

Long-Term Incentive Compensation. Long-term incentive compensation is designed to reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the Company’s stockholders. For fiscal 2019, the Committee approved a target dollar amount for the long-term incentive award for each of the Company’s Named Executive Officers which were allocated as follows:

•	one half in the form of performance stock units (“PSUs”),

•	one fourth in the form of restricted stock units (“RSUs”) and

•	one fourth in the form of nonqualified stock options.

The PSUs, RSUs and stock options were granted pursuant to the Company’s 2015 Long-Term Incentive Plan, which was approved by the stockholders at the Company’s annual stockholder meeting in January 2015. The Committee believes that this mix of PSUs, RSUs and stock options will continue to promote sustained long-term performance, goal alignment and retention.

In determining the number of PSUs, RSUs and stock options granted to the Named Executive Officers as part of their long-term incentive compensation for fiscal 2019, the Committee first established a dollar value of the total long-term incentive awards to be awarded to each Named Executive Officer assuming they achieved target performance levels for the PSUs. Based primarily on Meridian’s compensation assessment, the Committee established total long-term incentive award amounts as follows for fiscal 2019:

Mr. Hassinger	$2,000,000

Mr. Ketcham	$370,000

Mr. Wood	$370,000

Mr. Marion	$175,000

The dollar value of the total long-term incentive awards for each Named Executive Officer above is within a reasonable range of the median level indicated in the Meridian competitive market data for that officer with adjustments to reflect the relative size and scope of responsibilities and other internal pay equity reasons.

The grant date values allocated to PSUs and RSUs were divided by the closing price of the Company’s common stock on the grant date ($91.82 as of October 22, 2018) to convert those dollar values into total numbers of stock units initially awarded to each Named Executive Officer. While the number of PSUs granted was based upon a target level, the actual number of PSUs actually earned may be as low as 0% if the Company fails to meet the threshold performance level for both performance measures. Alternatively, the number of PSUs actually earned may be as high as 200% if the Company meets or exceeds the maximum performance level for both performance measures. The dollar values allocated to stock options were converted to a number of stock options by using the Black-Scholes option pricing formula on the grant date.

Under the terms of the individual award agreements, both the PSUs and RSUs awarded to Named Executive Officers for fiscal 2019 are payable in common stock and provide the Named Executive Officers with special cash dividend equivalents which entitle them to receive any special cash dividend paid by the Company while the PSUs and RSUs are outstanding; provided, however, that any special cash dividend equivalents will be converted into additional units and will not be payable until all applicable vesting and performance conditions have been met. No cash payment or

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dividend equivalent will be payable in connection with any regular quarterly dividends. In addition, awards under the PSUs, RSUs and stock options are subject to certain anti-dilution adjustments in the event of a stock split, stock dividend, merger or other similar corporate transaction. The Committee has adopted a policy regarding the timing of grants of PSUs, RSUs and stock options to employees which generally provides that such grants will be made on an annual basis during the first quarter or at the beginning of the second quarter of the fiscal year and at least two business days after the Company has issued its full-year earnings release for the prior fiscal year.

Each of the PSUs, RSUs and stock options has a three-year vesting period. The PSUs awarded during fiscal 2019 are subject to cliff vesting and will not become realizable until fiscal 2022. At that point, depending upon the Company’s performance over the three-year period, the PSUs will either convert into a specified number of shares of the Company’s common stock or become worthless. The Committee selected a three-year performance period because measuring performance over a long period would be less affected by cyclical variations in the Company’s business and one-time events. The Committee felt that a three-year period was commonly used by similar companies for this reason. The RSUs awarded during fiscal 2019 will vest ratably over the same three-year period, with one third of the RSUs converting into Company common stock on November 1 in each fiscal year following the grant date, provided that the Named Executive Officer continues his employment with the Company. Nonqualified stock options awarded during fiscal 2019 vest ratably over a three-year period, provided that the Named Executive Officer continues his employment with the Company, and expire 10 years after the grant date.

The specific terms of the PSU, RSU and stock option grants made to the Named Executive Officers for fiscal 2019 are as follows:

Performance Stock Unit (PSU) Awards. PSUs represent a right to receive a certain target number of shares of the Company’s common stock at a specified time in the future if certain performance objectives have been met during the specified performance period leading up to the payout of the PSU. PSUs are, therefore, designed to reward achievement of specific performance objectives over this period. Historically, the Committee has awarded PSUs with a threshold payout of 50% of the target number and a maximum payout of 200% of the target number. In addition to requiring satisfaction of the applicable threshold performance levels, PSUs are only payable if the recipient remains employed with the Company until payout occurs after the end of the performance period (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below).

Each PSU awarded in fiscal 2019 has a three-year performance period running through the end of fiscal 2021 (i.e. August 31, 2021) with any earned PSUs vesting on November 1, 2021. The Committee chose total stockholder return relative to a select peer group (“Relative Total Stockholder Return”) and return on invested capital (“ROIC”), each equally weighted, as the performance measures to be used to determine PSU payouts for the three-year performance period. Starting in fiscal 2019, the Committee replaced operating income growth (“Operating Income Growth”) with Relative Total Stockholder Return, which is an important indicator of the Company’s financial performance compared to the market and which better aligns executive officers’ compensation with long-term value creation for stockholders. Also starting in fiscal 2017, the Committee replaced return on net assets (“RONA”) with ROIC, as this measure is aligned with prevalent market practice and better incentivizes executives to optimize profitability and the value-creation potential of the Company’s capital investments.

Ultimately, the Committee chose to base PSU payouts on Relative Total Stockholder Return and ROIC because it determined that they align executives’ potential payouts with stockholder value creation and continue to encourage the efficient use of capital. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned equal weighting to Relative Total Stockholder Return and ROIC for purposes of determining PSU payouts in order to drive profitable growth and focus on appropriate asset management. Although the Committee feels that Relative Total Stockholder Return and ROIC reasonably approximate the connection between executive performance and stockholder value, future developments could possibly prompt the Committee to make subsequent PSU awards according to different performance measures.

“Total Stockholder Return” means with respect to the Company or other entities (if measured on a relative basis), (i) the change in the market price of the entity’s common stock (as measured by the average of the closing prices for the entity’s common stock over the 20 trading days prior to the end and the beginning of the three-year performance period), divided by (ii) the beginning market price (as measured by the average of the closing prices for the entity’s common stock over the 20 trading days prior to the beginning of the three-year performance period), all of which is adjusted for any changes in equity structure, including but not limited to stock splits and stock dividends. “Relative Total Stockholder

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Return” is calculated by comparing the Company’s Total Stockholder Return to the Total Stockholder Returns of 32 peer companies from the S&P Small Cap Machinery group, the Agriculture and Farm Machinery industries, and other entities commonly understood to be the Company’s competitors, the stock of which is believed to be exposed to and react to similar external and industry forces as the Company’s common stock. The resulting 32-company peer group used for the Relative Total Stockholder Return analysis consists of the following companies:

• Actuant Corporation	• Deere & Company	• Mueller Industries, Inc.
• AGCO Corporation	• EnPro Industries, Inc.	• Proto Labs, Inc.
• Alamo Group Inc.	• ESCO Technologies Inc.	• SPX Corporation
• Albany International Corp.	• Federal Signal Corporation	• SPX FLOW, Inc.
• Art’s-Way Manufacturing Co.	• Franklin Electric Co., Inc.	• Standex International Corp.
• Astec Industries, Inc.	• The Greenbrier Companies, Inc.	• Tennant Company
• Barnes Group Inc.	• Harsco Corporation	• Titan International, Inc.
• Briggs & Stratton Corp.	• Hillenbrand, Inc.	• The Toro Company
• Chart Industries, Inc.	• John Bean Technologies Corp.	• Valmont Industries
• CIRCOR International, Inc.	• Lydall, Inc.	• Wabash National Corp.
• CNH Industrial N.V.		• Watts Water Technologies, Inc.

In the event a member of the above peer group experiences a bankruptcy, that entity shall remain in the peer group but shall drop to the bottom of the ranking (i.e., lowest Total Stockholder Return). In the event that a member of the above peer group is acquired or delisted, that entity shall be removed from the peer group.

For purposes of PSUs awarded in fiscal 2019, “ROIC” is calculated in the following manner:

Net Operating Income After Tax

(Average* Invested Capital**)

*	- This average will be computed using the beginning and ending amounts of Invested Capital for the applicable performance period.
**	- Invested Capital means Total Interest-Bearing Debt plus Shareholders’ Equity minus Cash.

In the event of an acquisition, actual financial results will be adjusted for purposes of calculating ROIC by subtracting the Board-approved business case for each acquisition, unless the Committee approves a modification to include any such items. In the event of a divestiture, actual financial results will be adjusted for purposes of calculating ROIC by including the Board-approved budget (and removing actual performance results) for each divestiture, unless the Committee approves a modification to include any such items. If a planned divestiture is not included in the budget, its financial performance metrics will not be included in the calculation of ROIC if the divestiture is not completed by the end of the applicable budget year. Transaction costs associated with any acquisition or divestiture shall be added back to profitability. Such adjustments shall only be made in the year in which the acquisition or divestiture occurs.

The Committee has established the following three-year average performance measures for Relative Total Stockholder Return and ROIC for the PSUs awarded in fiscal 2019:

	Total Stockholder Return (50% weight)	ROIC (50% weight)	Payout Factor by Objective	Cumulative Payout as % of Target

Maximum	75th Percentile	14%	100%	200%

Target	50th Percentile	12%	50%	100%

Threshold	25th Percentile	10%	25%	50%

Below Threshold	—	—	0%	0%

To the extent the Company’s three-year absolute Total Stockholder Return is negative, the total percentage of PSUs to be eligible to be settled pursuant to the Relative Total Stockholder Return subcomponent shall be capped at the “target” amount regardless of the Company’s Relative Total Stockholder Return.

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The Committee selected target performance measures that were aligned with the long-term target financial performance goals communicated by the Company to its stockholders in the 2018 Annual Report. The Committee attempted to establish maximum and threshold performance levels that would appropriately reward the Named Executive Officers for exceptional performance, while also providing them with continued motivation in the event that market factors or down periods make it impossible to meet target performance levels. Percentage payouts between the threshold, target and maximum levels are linearly interpolated for each financial performance subcomponent. A partial PSU payout can be earned by the Named Executive Officers as long as the Company achieves the threshold performance for one of the performance factors even if the Company does not achieve threshold performance for the other performance factor.

The Committee also has discretion to adjust the payout calculation in order to reduce (but not increase) the number of PSUs earned to take into account any unanticipated events including, but not limited to, extraordinary or non-recurring items, changes in tax laws, changes in generally accepted accounting principles, impacts of discontinued operations and restatements of prior period financial results.

The following is an example of how the payout of PSUs would be calculated for a hypothetical executive officer who received a total award of 1,000 PSUs in fiscal 2019.

Assume that the Company achieves (i) Relative Total Stockholder Return at the 50th percentile and (ii) three-year average ROIC of 10%. Accordingly, the executive will earn 750 shares of common stock on the vesting date of November 1, 2021, calculated as follows:

PSU Payout Calculation: 500 shares A + 250 shares B = 750 shares

A	Relative Total Stockholder Return Subcomponent: 1,000 PSUs x 50% (weighting) x 100% (performance multiplier - target)

B	ROIC Subcomponent: 1,000 PSUs x 50% (weighting) x 50% (performance multiplier - threshold)

In the event of a change in control of the Company, the PSUs will vest pro-rata based on the amount of time elapsed during the performance period prior to the change of control transaction. The payout, if any, will be based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the change in control (i.e., Relative Total Stockholder Return and ROIC). If any of the Company’s financial statements are restated before the payout of PSUs as the result of errors, omissions or fraud, for any fiscal year during the three-year performance period, such restated results will be used to recalculate any PSU conversions made at the expiration of the performance period.

Fiscal 2017-2019 Performance. The end of fiscal 2019 marked the end of the three-year performance period for the PSUs granted in fiscal 2017. For this performance period, the Company achieved three-year cumulative Operating Income Growth of $84.9 million and three-year average ROIC of 4.0% which equated to a cumulative payout percentage of 0% of target. Since the threshold level was not met for either performance measure, none of the PSUs were earned by the Named Executive Officers. No payouts have yet been earned with respect to the PSUs awarded in fiscal 2018 and fiscal 2019 which have three-year performance periods ending at the end of fiscal 2020 and fiscal 2021, respectively.

“Operating Income Growth” was calculated according to cumulative operating income growth as opposed to average annual operating income growth in order to minimize the year-to-year distortion that can result from short-term cyclical changes in operating income growth. For purposes of measuring performance, the target annual Operating Income Growth rate was converted into a cumulative operating income amount which was computed as the sum of all operating income generated during the three-year performance period assuming the target annual growth rate. Actual performance was calculated as the sum of the Company’s actual consolidated operating income during the three-year performance period in comparison to the target amount of cumulative operating income. For PSUs granted in fiscal 2017, “ROIC” was calculated as net income divided by average invested capital (i.e., the average of the beginning and ending amounts of (i) total interest-bearing debt plus (ii) shareholders’ equity plus (iii) cash).

Restricted Stock Unit (RSU) Awards. For the previously discussed reasons, the Committee determined that one quarter of each Named Executive Officer’s long-term incentive award should consist of RSUs. RSUs represent a right to receive a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only payable if the recipient remains employed by the Company at the end of the vesting period leading up to the payout of the RSU (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). RSUs are designed primarily to encourage retention of executive officers and key employees.

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The RSUs awarded in fiscal 2019 vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of their award contingent upon the Named Executive Officer’s continued employment with the Company. Upon vesting, each RSU converts into a share of the Company’s common stock. There will be no acceleration of vesting of these RSUs upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated.

Nonqualified Stock Option Awards. Nonqualified stock options represent an option to purchase shares of the Company’s common stock at an option price equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date. Stock options have a 10-year term and, in order to be consistent with other long-term equity awards, stock options awarded in fiscal 2019 and beyond will vest ratably (one-third each year) on November 1 of the next three calendar years following the grant date (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). The stock options are designed to motivate executives to increase stockholder value as the stock options will only have value if stockholders also benefit from increasing stock prices.

The nonqualified stock options awarded in fiscal 2019 have an option price of $91.82 (which is equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date) and will vest ratably (one-third each year) on November 1 of the next three calendar years following the grant date. Vesting is contingent upon the Named Executive Officer’s continued employment with the Company. No stock option may be exercised more than 10 years from the date of grant. There will be no acceleration of vesting of these stock options upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated.

Committee’s View on Executive Stock Ownership. The Committee intends that annual grants of long-term incentive awards will create a layering effect that will provide constant motivation and alignment of executive and stockholder interests extending into the future and will support executive retention. In December 2014, the Board adopted formal stock ownership guidelines applicable to all members of senior management. Each Named Executive Officer is expected to reach his respective ownership requirement within seven years after the date of his appointment as an officer. In addition to shares owned by the executive, outstanding RSUs and in-the-money stock options, net of taxes and exercise price, are counted toward the ownership requirement. PSUs are not counted toward the ownership requirement until they are earned, vested and distributed to the executive. The following table sets forth the applicable stock ownership guideline for each Named Executive Officer and the current ownership multiple for such officer as of November 8, 2019.

Named Executive Officer	Stock Ownership Guideline (multiple of Salary)	Current Ownership (multiple of Salary)(1)

Mr. Hassinger(2)	5x	3.0x

Mr. Ketcham(3)	3x	1.4x

Mr. Wood(4)	2x	2.2x

Mr. Marion(5)	2x	1.1x

(1)	Based on the 200-day average daily closing price of a share of the Company’s common stock on the NYSE ending on November 8, 2019 ($88.21) and executive salaries in effect on November 8, 2019.

(2)	Mr. Hassinger joined the Company in October 2017.

(3)	Mr. Ketcham joined the Company in April 2016.

(4)	Mr. Wood has been employed by the Company since March 2008, but has only served as an officer since he was appointed to such role in May 2016.

(5)	Mr. Marion has been employed by the Company since April 2011, but has only served as an officer since he was appointed to such role in January 2018.

Anti-Pledging/Hedging Policy. Please carefully review the “Corporate Governance—Hedging and Pledging” section of this Proxy Statement for a detailed discussion of the Company’s pledging and hedging policy.

Other Employee Benefits. The Company also provides certain other benefits to its Named Executive Officers in the normal course of business as appropriate to be competitive with market practice. In addition to this standard benefits package, Named Executive Officers are provided supplemental life insurance coverage and offered participation in a concierge executive health program.

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Also, according to the terms of his employment agreement, Mr. Hassinger received a taxable car allowance of $2,000 per month during fiscal 2019.

In connection with his commencement of employment in fiscal 2018, the Company agreed to provide Mr. Hassinger with certain relocation benefits and agreed to facilitate the sale of his former home in Indiana because he was unable to sell his home within a reasonable period of time and the Company desired to facilitate his family’s relocation in a timely manner. The Company retained an outside relocation administrator, which purchased the Indiana residence from Mr. Hassinger for $762,250, which was equal to the average of two independent valuations of the home. The Company also agreed to pay the closing costs associated with Mr. Hassinger’s sale of the home and the purchase of his new home and certain associated fees and expenses related to the purchase and resale of the home. The Company also agreed to provide tax gross-ups to Mr. Hassinger to the extent his relocation benefits were taxable to him.

Other benefits provided to the Named Executive Officers are generally those which are available to all employees of the Company, such as participation in Company sponsored health and dental insurance, life insurance and disability benefits. The Company and employee participants share in the cost of these programs. The Company also maintains a qualified 401(k) retirement plan to which the Company makes matching contributions corresponding to employee contributions. The Company’s Named Executive Officers are eligible to participate in each of these employee benefit plans.

See the Summary Compensation Table for additional information about the value of benefits and perquisites provided to Named Executive Officers in fiscal 2019.

Termination Payments. The Company is party to arrangements with its Named Executive Officers that provide for termination payments under several possible scenarios, including payments that are triggered by a change in control of the Company. All stock options issued to the Named Executive Officers, as well as to other employees of the Company, prior to the end of fiscal 2015 are subject to immediate vesting in connection with a change in control transaction.

For all equity awards issued and outstanding under the Company’s new 2015 Long-Term Incentive Plan (i.e., all outstanding equity awards issued during fiscal 2016, fiscal 2017, fiscal 2018, and fiscal 2019), there will be no acceleration of vesting of RSUs and options upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated. In the event of a change in control of the Company, outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the Named Executive Officers held the PSUs prior to the change in control transaction and will be paid out based on the probable or expected level of either Operating Income Growth and ROIC or Relative Total Stockholder Return and ROIC, as applicable, at the time of the change in control.

The Company has entered into employment agreements with each Named Executive Officer which do provide for certain additional compensation to them if their employment with the Company is terminated without cause. If Mr. Hassinger’s employment is terminated without cause other than at any time within two years following a change of control, he will receive severance compensation equal to one and one-half times the sum of his annual base salary plus target bonus. If Mr. Hassinger is terminated without cause within two years following a change in control, then he will receive severance compensation equal to three times the sum of his annual base salary plus target bonus. In either severance scenario, Mr. Hassinger will also receive a prorated bonus based on actual performance under the Company’s annual management incentive plan for the fiscal year of termination. In the case of Messrs. Ketcham, Wood and Marion, each of them will be entitled to receive a lump sum payment equal to his annual salary if his employment is terminated without cause other than at any time within one year following a change in control or the sum of his annual salary plus target bonus if his employment is terminated without cause or if he terminates his employment for good reason within one year following a change in control. All termination provisions are designed to provide these executive officers with cash to provide for their living expenses in situations where their employment was not terminated voluntarily or for cause.

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The following tables set forth the estimated amount of the benefits that each of the Named Executive Officers would have received under a variety of hypothetical termination and change in control scenarios. All of the information presented in the following tables is provided for illustrative purposes only.

TERMINATION SCENARIOS NOT INVOLVING A CHANGE IN CONTROL

	Termination of NEO’s employment by the Company without Cause occurring on August 31, 2019:		Termination of NEO’s employment by reason of the NEO’s death or disability occurring on August 31, 2019:
Name	Cash Payment ($)(1)	Accelerated Equity Awards ($)(2)	Cash Payment ($)		Death/Disability Benefit ($)(4)	Accelerated Equity Awards ($)(5)

Timothy L. Hassinger	$3,088,260	—	$950,000	(3)	$500,000	$3,552,612

Brian L. Ketcham	$372,000	—	—		$872,000	$487,338

Randy A. Wood	$390,000	—	—		$890,000	$489,813

J. Scott Marion	$315,000	—	—		$815,000	$159,192

(1)

These amounts represent the payments that the Named Executive Officers (“NEOs”) would receive under their employment agreements if the Company should terminate their employment without Cause prior to a Change in Control (each as defined in the applicable employment agreement).

(2)

The NEOs’ RSU and PSU award agreements both require that an NEO must remain employed with the Company on the scheduled RSU and PSU vesting date. In this scenario, if an NEO’s employment with the Company were to terminate on August 31, 2019, then that NEO would automatically forfeit the entirety of his previously issued and outstanding RSUs and PSUs.

(3)

In the event of Mr. Hassinger’s death or complete disability, his employment agreement entitles his estate, his designated beneficiary or him to a prorated target bonus for the portion of the fiscal year which he completed prior to his death or disability. The amount shown represents the amount which Mr. Hassinger or his estate or designated beneficiary would be entitled to receive if his employment was terminated as a result of his death or permanent disability on August 31, 2019.

(4)

These amounts represent the amount of life insurance benefits that the NEO’s designated beneficiaries would receive upon the NEO’s death under life insurance coverage provided by the Company. The amounts do not include any additional benefits which might be paid out under supplemental coverage purchased by the NEOs on their own accord through the Company. The Company also provides disability insurance for the NEOs. In the event of a complete disability, the NEOs would first receive six months of short term disability benefits through regular payroll equal to 75% of their base salary. The disabled NEOs would then receive monthly long-term payments equal to 66.7% of their monthly base salary capped at $12,500 a month, continuing until they reach age 65.

(5)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest following the termination of an NEO’s employment as a result of the NEO’s death or complete disability. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a termination as a result of death or complete disability, (i) unvested stock options will become fully vested, (ii) outstanding RSUs will automatically convert into one share of Company common stock, and (iii) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to termination by reason of death or complete disability and will be paid out based on the probable or expected level of achievement with respect to the applicable performance measures at the time of termination by reason of death or complete disability (i.e., either (a) Operating Income Growth and ROIC or (b) Total Stockholder Return and ROIC). For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the termination by death or complete disability and that it would be probable and expected following the termination for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $88.26 closing price of the Company’s common stock on the last trading day prior to the assumed date of termination by reason of death or complete disability of August 31, 2019.

PROPOSAL 1 ELECTION OF DIRECTORS

CHANGE IN CONTROL SCENARIOS

Scenario 1—The Company
undergoes a Change in  Control on
August 31, 2019, where (i) the
Company does not terminate the
NEO’s employment without Cause
and (ii) the NEO does not terminate
his employment with Good Reason,
and (iii) the NEO’s awards are
assumed or substituted by an
acquirer with securities that are
publicly traded in the
United States.	Scenario 2—The Company
undergoes a Change in  Control on
August 31, 2019, where (i) the
Company does not terminate the
NEO’s employment without Cause
and (ii) the NEO does not terminate
his  employment with Good Reason,
and (iii)(a) the NEO’s equity awards
are not assumed or  substituted by the
acquirer and/or (b) the acquirer’s
securities are not publicly traded in
the United States.	Scenario 3—The Company
undergoes a Change in
Control on August 31, 2019
and on that same date the
Company either terminates
the NEO’s employment
without Cause or the NEO
terminates his employment
					with Good Reason.
Name	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)(2)	Accelerated Equity Awards ($)(1)

Timothy L. Hassinger	—	$705,962	—	$3,552,612	$5,938,260	$3,552,612

Brian L. Ketcham	—	$252,188	—	$487,338	$576,000	$487,338

Randy A. Wood	—	$246,540	—	$489,813	$604,500	$489,813

J. Scott Marion	—	$60,429	—	$159,192	$488,250	$159,192

(1)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest upon a Change in Control. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a Change in Control, with respect to all equity awards issued under the Company’s new 2015 Long-Term Incentive Plan that are assumed or substituted by an acquirer with securities that are publicly traded in the United States, (i) there will be no acceleration of vesting of stock options or RSUs and (ii) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to the Change in Control transaction and will be paid out, as applicable, based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the Change in Control (i.e., either (a) Operating Income Growth and ROIC or (b) Relative Total Stockholder Return and ROIC). Following a Change in Control, with respect to (i) all equity awards issued prior to the end of fiscal 2015 and (ii) all equity awards issued under the Company’s new 2015 Long-Term Incentive Plan that are not assumed or substituted by an acquirer or if an acquirer’s securities are not publicly traded in the United States: (a) unvested stock options will become fully vested, (b) outstanding RSUs will automatically convert into one share of Company common stock, and (c) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to the Change in Control transaction and will be paid out, as applicable, based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the Change in Control (i.e., either (i) Operating Income Growth and ROIC or (ii) Relative Total Stockholder Return and ROIC). For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the Change in Control and that it would be probable and expected following the Change in Control for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $88.26 closing price of the Company’s common stock on the last trading day prior to assumed Change in Control date of August 31, 2019.

(2)

These amounts represent the payments that each NEO with an effective employment agreement would receive under his employment agreement if the Company should terminate his employment without Cause or if he should terminate his employment with Good Reason (each as defined in the applicable employment agreement) within one year (or two years with respect to Mr. Hassinger) following a Change in Control.

Tax Considerations. The Committee considers the impact of applicable tax laws with respect to executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and certain other Named Executive Officers. Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017, the deduction limit did not apply to performance-based compensation, provided that certain conditions were satisfied. However, the Tax Cuts and Jobs Act of 2017 eliminated the Section 162(m) provisions exempting performance-based compensation from the $1 million deduction limit, subject to an exception for remuneration pursuant to a written binding contract which was in effect on November 2, 2017. PSUs granted prior to November 2, 2017 and RSUs awarded to Mr. Hassinger prior to November 2, 2017 are the only elements of executive compensation designed to qualify for the performance-based exception to the $1 million deduction limit, provided additional requirements are met. The Committee attempted to preserve, to the extent practicable, the deductibility of all compensation payments to the Company’s executive officers until the tax law change, but did not limit executive compensation to amounts deductible under Section 162(m) and does not intend to limit executive compensation to deductible amounts going forward.

PROPOSAL 1 ELECTION OF DIRECTORS

Compensation Committee Report

The Company’s Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert E. Brunner, Chairman

Michael N. Christodolou

Consuelo E. Madere

David B. Rayburn

Michael D. Walter

PROPOSAL 1 ELECTION OF DIRECTORS

Pay Ratio Information

The Company is providing the following information about the relationship of the annual total compensation of its employees and the annual total compensation of its Chief Executive Officer for fiscal 2019. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with applicable securities regulations.

Timothy L. Hassinger served as Chief Executive Officer in fiscal 2019. In fiscal 2019, the Company re-identified its median employee due to the impact of divestitures occurring subsequent to the date selected to identify the median employee for fiscal 2018. On August 31, 2019, the date which was selected to re-identify the median employee (the “Pay Ratio Date”), the Company had approximately 714 U.S. employees and 354 non-U.S. employees, for a total of 1,068 employees. This population consisted of the Company’s full-time, part-time, seasonal and temporary employees. In determining the median employee, the Company excluded from its employee population all of its 52 employees located in China pursuant to a de minimis exemption permitted under Securities and Exchange Commission rules.

To identify the median employee from the Company’s employee population, a comparison was made of the amount of base salary or wages plus target cash bonus for each employee who was employed on the Pay Ratio Date as reflected in payroll records from September 1, 2018 to August 31, 2019, excluding the Company’s Chief Executive Officer. The compensation was annualized for employees who were hired during the measurement year but did not work for the Company the entire year, excluding seasonal and temporary employees. No cost-of-living adjustments were made in identifying the median employee.

The identified median employee was a full-time employee. After the median employee was identified, such employee’s annual total compensation was calculated using the same methodology used for the Company’s Named Executive Officers as set forth in the Summary Compensation Table.

For fiscal 2019, the total compensation for Mr. Hassinger was $4,271,117 and the annual total compensation for the median employee, excluding the Company’s Chief Executive Officer, was $56,163 which resulted in a ratio of 76.0 to 1.

The Securities and Exchange Commission rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. The Company believes that the calculated ratios are reasonable estimates calculated in a manner consistent with the pay ratio disclosure requirements. The pay ratios reported by other companies, including those within the Company’s peer group and industry, may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the Human Resources and Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

PROPOSAL 1 ELECTION OF DIRECTORS

Executive Compensation

The table below sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years. In reviewing the table, please note the following:

Mr. Hassinger joined the Company in October 2017.
Mr. Marion has been employed by the Company since April 2011, but has only served as an officer since he assumed primary responsibility for Infrastructure in January 2018.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other Compensation ($)		Total ($)

Timothy L. Hassinger	2019	932,693	2,403,151	499,977	238,260	197,037	(4)	4,271,117
President and Chief Executive Officer	2018	796,154	4,036,249	599,972	678,000	120,698		6,231,073

Brian L. Ketcham	2019	351,554	444,439	92,498	46,649	13,464	(5)	948,604
Senior Vice President and Chief Financial Officer	2018	358,231	242,230	117,997	178,992	11,989		909,439
	2017	338,885	200,763	104,579	165,495	13,637		823,359

Randy A. Wood	2019	380,192	444,439	43,741	47,190	8,235	(6)	923,797
President – Irrigation	2018	373,289	242,230	117,997	184,800	6,948		925,264
	2017	352,328	191,190	99,610	179,728	8,143		830,999

J. Scott Marion	2019	301,789	210,083	92,498	89,397	8,562	(8)	702,328
President – Infrastructure(7)	2018	301,154	115,412	49,983	220,995	8,450		695,994

(1)

These awards consist of both RSUs and PSUs granted under the Company’s 2015 Long-Term Incentive Plan. The RSUs vest 33 1/3% per year over three years and the PSUs cliff vest on November 1 following the end of their respective three-year performance periods. The amount shown reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC 718”), Stock Compensation, assuming a payout at target for equity incentive plan awards. Assuming the maximum level of performance was achieved for the PSUs awarded in fiscal 2019, the grant date fair value of these awards would have been: Mr. Hassinger, $4,325,671; Mr. Ketcham, $799,991; Mr. Wood, $799,991; and Mr. Marion, $378,149.

(2)

These awards consist of stock option awards granted under the Company’s 2015 Long-Term Incentive Plan. Stock options awarded during fiscal 2017 and fiscal 2018 vest 25% per year over four years on November 1 of each year following the date of grant, while stock options awarded during fiscal 2019 vest 33 1/3% per year over three years on November 1 of each year following the date of grant. The amounts shown reflect the grant date fair value as computed in accordance with ASC 718, Stock Compensation. The assumptions used to calculate the grant date fair value of stock option awards are included in Note 19 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2019.

(3)

These amounts represent annual cash incentive awards received under the Company’s Management Incentive Plan for each fiscal year. In fiscal 2018, Mr. Marion only participated in the Company’s Management Incentive Plan for the final eight months of the fiscal year because his participation commenced upon his assumption of primary responsibility for Infrastructure in January 2018. Prior to such time, Mr. Marion participated in the Company’s employee incentive and long-term incentive plans. For fiscal 2018, Mr. Marion’s cash incentive award under the Company’s Management Incentive Plan was $127,600 while his cash incentive awards under the Company’s employee incentive and long-term incentive plans were $93,395.

(4)

Consists of $7,144 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2019 and $24,000 representing a $2,000 monthly car allowance. In addition, in fiscal 2018, the Company retained an outside relocation administrator, which purchased Mr. Hassinger’s Indiana residence for $762,250, which was equal to the average of two independent valuations of the home. The Company also agreed to pay the closing costs associated with the purchase and resale of the home and certain associated fees and expenses. The home was resold in fiscal 2019. As a result, pursuant to Securities and Exchange Commission disclosure rules, Mr. Hassinger’s fiscal 2019 compensation also includes (i) $83,643 in relocation benefits, including closing costs associated with the resale of the home and certain associated fees and expenses (e.g., maintenance and utilities until the home was resold, insurance, home inspections) and (ii) the $82,250 loss incurred by the Company when the outside relocation administrator resold the home to a third party (which Securities and Exchange Commission disclosure rules require the Company to report as compensation for Mr. Hassinger, although such amount was not taxable income to him).

PROPOSAL 1 ELECTION OF DIRECTORS

(5)

Consists of $8,499 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2019, $2,580 in premiums for supplemental life insurance for fiscal 2019, and $2,385 in fees for participation in a concierge executive health program.

(6)

Consists of $4,950 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2019, $900 in premiums for supplemental life insurance for fiscal 2019, and $2,385 in fees for participation in a concierge executive health program.

(7)	Mr. Marion has been employed by the Company since April 2011 and was appointed as an executive officer of the Company effective January 30, 2018.

(8)	Consists of $8,562 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2019.

The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year under the Company’s 2015 Long-Term Incentive Plan and Management Incentive Plan for fiscal 2019.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Under- lying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant date fair value of stock and option awards ($)(6)
				Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Timothy L. Hassinger	10/22/18	10/22/18	—	209,000	1,045,000	1,900,000	10,890	21,780	43,560	5,445	20,232	$91.82	$24.71
Brian L. Ketcham	10/22/18	10/22/18	—	45,012	204,600	409,200	2,014	4,028	8,056	1,007	3,743	$91.82	$24.71
Randy A. Wood	10/22/18	10/22/18	—	47,190	214,500	429,000	2,014	4,028	8,056	1,007	3,743	$91.82	$24.71
J. Scott Marion	10/22/18	10/22/18	—	38,115	173,250	346,500	952	1,904	3,808	476	1,770	$91.82	$24.71

(1)

Amounts reflect grants made under the Management Incentive Plan for fiscal 2019 (the 2019 MIP is discussed in the “Compensation Discussion and Analysis” section). Actual payouts earned under the program for fiscal 2019 can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

These awards consist of PSUs granted in fiscal 2019 under the Company’s 2015 Long-Term Incentive Plan for the fiscal 2019 to fiscal 2021 performance period. The amounts shown equal the aggregate number of shares of common stock into which the PSUs will convert if certain threshold, target and maximum performance objectives are met.

(3)

These awards consist of RSUs granted in fiscal 2019 under the Company’s 2015 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the RSUs will convert if the grantee maintains his employment with the Company for the entire vesting period. These RSUs vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of the award.

(4)

These awards consist of stock options granted in fiscal 2019 under the Company’s 2015 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the stock options will convert if the grantee maintains his employment with the Company for the entire vesting period. These options vest according to a three-year schedule, with one-third of the options vesting on November 1 of each fiscal year following the fiscal year of the award.

(5)	The exercise price is the closing price of the Company’s common stock on the date of grant.

(6)

Amounts are computed in accordance with ASC 718, Stock Compensation. PSUs are valued assuming a payout at target. The assumptions used to calculate the grant date fair value of stock option awards are included in Note 19 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2019.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the Company’s Named Executive Officers that were outstanding as of the end of the last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Been Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable

Timothy L. Hassinger	4,881	14,644	—	$91.56	10/31/2027
	—	20,232	—	$91.82	10/22/2028
						32,253	(2)	$2,846,650
									17,443	(3)	$1,539,519

Brian L. Ketcham	1,999	2,000	—	$78.23	10/21/2026
	960	2,880	—	$91.56	10/31/2027
		3,743	—	$91.82	10/22/2028
						2,437	(2)	$215,090
									4,622	(3)	$407,938

Randy A. Wood	880	—	—	$58.10	10/31/2021
	681	—	—	$75.68	10/24/2022
	907	—	—	$76.37	10/25/2023
	1,229	—	—	$83.53	10/24/2024
	1,614	538	—	$67.68	10/23/2025
	1,904	1,905	—	$78.23	10/21/2026
	960	2,880	—	$91.56	10/31/2027
	—	3,743	—	$91.82	10/22/2028
						2,415	(2)	$213,148
									4,558	(3)	$402,289

J. Scott Marion	548	—	—	$75.68	10/24/2022
	825	—	—	$76.37	10/25/2023
	409	1,230	—	$90.71	1/30/2028
	—	1,770	—	$91.82	10/22/2028
						1,119	(2)	$98,763
									1,503	(3)	$132,655

(1)	The market value of unearned shares is calculated using $88.26 per share, which was the closing market price of the Company’s common stock on the NYSE on the last trading day of fiscal 2019.

(2)

These awards consist of RSUs granted under the Company’s 2015 Long-Term Incentive Plan. These RSUs vest 33 1/3% per year, vesting ratably on each November 1 following the end of the fiscal year of their respective grant date.

(3)

These awards consist of PSUs granted under the Company’s 2015 Long-Term Incentive Plan. These PSUs cliff vest on November 1 following the end of their respective three-year performance period. Each PSU converts into one share of common stock if target levels of performance are achieved, but may ultimately convert into a larger or smaller amount of stock depending upon actual performance achieved over the relevant three-year performance period.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Timothy L. Hassinger	—	—	13,403	$1,361,343

Brian L. Ketcham	—	—	1,423	$144,534

Randy A. Wood	—	—	1,210	$122,900

J. Scott Marion	—	—	521	$52,918

(1)

These awards consist of the portion of RSUs granted during fiscal 2016, 2017 and 2018 that vested and converted into shares of common stock during fiscal 2019. The value realized upon vesting was calculated by multiplying the number of vesting RSUs by the $101.57 closing price of the Company’s common stock on November 1, 2018.

Pension Benefits

The Company does not provide for any defined benefit and actuarial pension plans for its Named Executive Officers. Accordingly, no tabular disclosure is being provided under this heading.

Nonqualified Deferred Compensation

The Company does not provide for any deferred compensation arrangements for its Named Executive Officers. Accordingly, no tabular disclosure is being provided under this heading.

Compensation of Directors

In addition to the regular compensation reviews that the Committee conducts for the executive officer compensation program (as discussed in the Compensation Discussion and Analysis), the Committee also evaluates the Company’s compensation program for its Board of Directors. Based substantially upon Meridian’s compensation analysis, the Committee recommended, and the Board of Directors approved, (i) a $10,000 increase in the value of the annual RSU grants made to non-employee directors in fiscal 2019 and future years and (ii) a $10,000 increase in the annual cash retainer paid to the Chairman of the Board of Directors, in each case in order to more closely match the median market compensation paid to directors of similarly situated companies.

For fiscal 2019, non-employee directors of the Company received annual cash retainers of $60,000. Members of the Audit Committee, Human Resources and Compensation Committee, and Corporate Governance and Nominating Committee received an additional cash retainer of $5,000, $3,000 and $2,000, respectively. In addition, for fiscal 2019, the Chairman of the Board of Directors received $55,000 for serving in that capacity, the Chairman of the Audit Committee received $10,000 for serving as such Chairman, the Chairman of the Human Resources and Compensation Committee received $8,000 for serving as such Chairman, and the Chairman of the Corporate Governance and Nominating Committee received $5,000 for serving as such Chairman. Directors are reimbursed for expenses they incur in attending meetings and are reimbursed for attending continuing education programs up to $5,000 per year or as otherwise approved by the Chairman of the Board of Directors.

Additionally, for fiscal 2019, each non-employee director received an annual grant of RSUs with an award value of $90,000 with the award being made on the date of the Annual Meeting. The number of RSUs to be awarded is based on the closing price of the Company’s common stock on the grant date, and the RSUs are payable in shares of common stock under the 2015 Long-Term Incentive Plan. Accordingly, on December 18, 2018, each continuing non-employee director received an award of 932 RSUs, all of which vested on November 1, 2019 for each of those non-employee directors who continued to serve on the Board as of the vesting date.

PROPOSAL 1 ELECTION OF DIRECTORS

For fiscal 2019, new directors who are not employees of the Company would have received a one-time grant of RSUs with an award value equal to the prorated amount of the last annual grant of RSUs based on the amount of time the new director will serve on the Board of Directors until the next annual meeting of stockholders, with the grant being made on the date of their first regular Board meeting as a director. The number of units awarded would equal the prorated amount divided by the closing stock price on the date of grant. These RSUs vest on the earlier of November 1 following the date of grant or the date of the next annual meeting of stockholders.

In December 2014, the Board adopted formal stock ownership guidelines applicable to both senior management and directors. Directors are expected to maintain stock ownership equal to five times the Board annual cash retainer within five years of their election as a director. In addition to shares owned by the directors, outstanding RSUs are counted toward the ownership requirement. With the exception of Mses. Lindsey and Madere, who joined the Board in February 2018 and December 2018, respectively, all non-employee directors maintain stock ownership in excess of the Board’s stock ownership guidelines as of November 8, 2019.

The following table sets forth the compensation paid to the Company’s directors in fiscal 2019. Mr. Hassinger has served as a director since October 16, 2017, but his compensation is discussed within the various tables included within the Compensation Discussion and Analysis contained within this Proxy Statement.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert E. Brunner	73,000	90,000		—	—	—	—	163,000

Michael N. Christodolou	73,689	90,000		—	—	—	—	163,689

W. Thomas Jagodinski(2)	38,189	90,000	(2)	—	—	—	—	128,189

Mary A. Lindsey	45,278	90,000		—	—	—	—	135,278

Consuelo E. Madere	65,000	90,000		—	—	—	—	155,000

Michael C. Nahl	120,000	90,000		—	—	—	—	210,000

David B. Rayburn	68,000	90,000		—	—	—	—	158,000

Michael D. Walter	70,000	90,000		—	—	—	—	160,000

William F. Welsh II(3)	17,000	—		—	—	—	—	17,000

(1)	These awards consist of RSUs granted in fiscal 2019 under the Company’s 2015 Long-Term Incentive Plan. These RSUs vested on November 1, 2019.

(2)

Mr. Jagodinski resigned as a member of the Board of Directors effective March 25, 2019. His RSU grant in connection with his service as a non-employee director for fiscal 2019 was forfeited due to his resignation.

(3)	Mr. Welsh retired from the Board of Directors upon the expiration of his term on December 18, 2018.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

PROPOSAL 1 ELECTION OF DIRECTORS

Report of the Audit Committee

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is comprised of Michael N. Christodolou (as Chairman), Mary A. Lindsey, Michael C. Nahl, and David B. Rayburn, each of whom is an independent director of the Company under the rules adopted by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP (“KPMG”) acts as the Company’s independent registered public accounting firm and they are responsible for conducting an independent audit of the Company’s annual financial statements and effectiveness of internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports on the results of their audits. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended August 31, 2019 with management of the Company and with representatives of KPMG. Our discussions with KPMG also included the matters required to be discussed with the Audit Committee under the applicable Public Company Accounting Oversight Board (PCAOB) standards and SEC regulations.

In addition, the Audit Committee reviewed the independence of KPMG. We have discussed KPMG’s independence with them and have received written disclosures and a letter from KPMG regarding their independence as required by the applicable requirements of the PCAOB and SEC regarding the independent accountant’s communications with the audit committee concerning independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the full Board of Directors that the audited financial statements of the Company for the year ended August 31, 2019 be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.

Michael N. Christodolou, Chairman

Mary A. Lindsey

Michael C. Nahl

David B. Rayburn

PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2 Ratification of Appointment of

Independent Registered Public Accounting Firm

KPMG LLP, the Company’s independent registered public accounting firm since 2001, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending August 31, 2020. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast virtually or by proxy by persons entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast with respect to ratification of the appointment and will not be counted as votes for or against the ratification.

If stockholders fail to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain them. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2020 if it determines that it would be in the Company’s best interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2020.

Representatives of KPMG LLP are expected to be present at the virtual Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders present virtually at the Annual Meeting.

Accounting Fees and Services

The following table sets forth the aggregate fees for professional services rendered by KPMG for each of the last two fiscal years:

Category of Fee	Fiscal 2019	Fiscal 2018

Audit Fees(1)	$1,654,686	$1,654,584

Audit-Related Fees(2)	$27,500	$25,130

Tax Fees(3)	—	$4,634

All Other Fees(4)	$9,377	$8,980

Total Fees	$1,691,563	$1,693,328

(1)	Audit fees consist of the audit of the Company’s fiscal 2019 and fiscal 2018 annual financial statements and review of the Company’s quarterly financial statements during fiscal 2019 and fiscal 2018.

(2)	Audit-related fees were for audits of the Company’s employee benefit plan.

(3)	Tax fees were for tax consultation and tax compliance services.

(4)	All other fees represent the amount paid by the Company for access to an online accounting and tax reference tool and an agreed-upon procedure.

As provided in its Charter, the Audit Committee must pre-approve all services provided to the Company by its independent auditor. The Audit Committee approved all services provided by KPMG LLP to the Company in fiscal 2019 and determined that the services listed above did not adversely affect KPMG LLP’s independence in providing audit services.

PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3 Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934 which requires, among other things, that companies with publicly-traded securities, such as Lindsay Corporation, take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their named executive officers as disclosed in the proxy statement for the annual meeting in accordance with Securities and Exchange Commission regulations. To that end, the Board of Directors has submitted the following resolution to be voted on by the Company’s stockholders at the Annual Meeting:

“The stockholders of Lindsay Corporation hereby approve the compensation of the Company’s Named Executive Officers as described in the definitive Proxy Statement relating to the Company’s Fiscal 2020 Annual Meeting of Stockholders, including the sections thereof entitled Executive Compensation and Compensation Discussion and Analysis.”

As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers who are critical to the Company’s long-term success. It is also the belief of the Board of Directors that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company and, accordingly, an important component of the Company’s executive compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board also believes that executive compensation should be designed to promote a culture that drives the Company through employee empowerment and collaboration and, accordingly, a component of the Company’s executive compensation practice is designed to focus executive attention on improving the Company’s organizational health as measured relative to a benchmark of other companies. The Board and the Human Resources and Compensation Committee have a strong focus on paying for performance, with targeted incentive compensation for Named Executive Officers being over half of their total target compensation.    Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

The vote on the compensation of the Company’s Named Executive Officers is non-binding and does not require the Company to make any specific changes to the compensation of its Named Executive Officers or take any other action if the resolution is not approved by stockholders. However, the Board of Directors values and encourages constructive input from stockholders regarding the Company’s compensation philosophy, policies and practices and believes that stockholder feedback on executive compensation provided by this non-binding vote can provide the Board and the Human Resources and Compensation Committee with useful information on investor sentiment about these important matters. The Board of Directors and the Human Resources and Compensation Committee will review the voting results and, to the extent there is a negative vote on this proposal, the Board of Directors expects to consider a number of steps, including consulting with significant stockholders to better understand the concerns that influenced the vote. The Board and the Human Resources and Compensation Committee intend to consider all constructive feedback obtained through this “say-on-pay” process in making future decisions regarding the compensation of the Company’s Named Executive Officers.

The Company’s stockholders approved the “say on pay” resolution presented at the Company’s December 2018 Annual Meeting of Stockholders by a vote of more than 92% of the votes cast on the proposal. The Human Resources and Compensation Committee believes the results of the December 2018 “say on pay” vote were a confirmation that the stockholders were in general agreement with the Human Resources and Compensation Committee’s compensation philosophy.

The proposal to approve the resolution regarding the compensation of the Named Executive Officers will be deemed to be approved if a greater number of votes cast by persons entitled to vote at the Annual Meeting are voted in favor of the resolution than are voted against the resolution. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SUBMISSION OF STOCKHOLDER PROPOSALS

Submission of Stockholder Proposals

Only stockholders of record as of November 8, 2019 are entitled to bring business before the Annual Meeting or make nominations for directors. Stockholder proposals submitted for presentation at the Annual Meeting must have been received by the Secretary of the Company at its home office no earlier than August 20, 2019 and no later than September 19, 2019 (the “Notice Period”). Stockholder proposals submitted for presentation at the Annual Meeting received before or after the Notice Period will be considered untimely. Such proposals must set forth (i) as to each matter such stockholder proposes to bring before the Annual Meeting (x) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (y) any material interest of any Proposing Person (as defined below) in the proposed business; and (ii) as to such stockholder and any other Proposing Person (w) the name and address of such Proposing Person, (x) the class and number of shares of the Company’s capital stock that are beneficially owned, directly or indirectly, by each such Proposing Person, (y) a brief description of any proxy, contract, arrangement, understanding or relationship pursuant to which any Proposing Party, either directly or acting in concert with another party or parties, has a right to vote any shares of capital stock of the Company, and (z) a brief description of any contract, arrangement or understanding with respect to the proposed business to which any Proposing Person is a party (collectively, the “Required Information”).

For purposes of providing a notice pursuant to the foregoing paragraph, or nominating a director pursuant to the following paragraph, Section 2.11(d) of the Company’s By-Laws provides that “Proposing Person” means (a) any stockholder who submits a notice to the Secretary of the Company pursuant to Section 2.11(a) and/or, with respect to the nomination of directors, Section 2.11(c) of the Company’s By-Laws, (b) the beneficial owner or owners, if any, on whose behalf any such notice is submitted, (c) any party or parties acting in concert with such stockholder in connection with the business proposed and/or the person or persons nominated for election or re-election to the Board of Directors, and (d) any party or parties directly or indirectly controlling, controlled by, or under common control with any of the foregoing.

Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company during the Notice Period. Such nominations must set forth the Required Information above, except that in lieu of the information called for in part (z) above, the Required Information for a nomination shall instead include a brief description of any contract, arrangement or understanding with respect to any proposed nominee or nominees to which any Proposing Person is a party.

In order to be included in the Company’s Proxy Statement and form of proxy relating to next year’s Annual Meeting, stockholder proposals must be submitted by July 29, 2020 to the Secretary of the Company at its principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended. Pursuant to Section 2.11 of the Company’s By-Laws, nominations for directors or stockholder proposals submitted for presentation at next year’s Annual Meeting (other than proposals submitted for inclusion in the Company’s Proxy Statement and form of proxy) must have been received by the Secretary of the Company at its principal executive offices no earlier than September 9, 2020 and no later than October 9, 2020. Any such nominations or proposals must be in accordance with the requirements and procedures outlined in the Company’s By-Laws and summarized above in this section.

OTHER MATTERS

Other Matters

Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the Annual Meeting. The proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter properly presented for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before September 19, 2019.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may also be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. In addition, the Company will supply banks, brokers, dealers and other custodians, nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company’s common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the Chairman of the Audit, Compensation or Corporate Governance and Nominating Committee, or any individual director by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to the Secretary of the Company. All communications received by the Secretary will be forwarded to the appropriate Board member. In addition, it is the policy of the Board of Directors that the Company’s directors shall attend and will generally be available to take questions from stockholders at the virtual Annual Meeting of Stockholders, whenever possible. All Board members attended last year’s Annual Meeting.

The Company’s Annual Report, including the Form 10-K and financial statements filed by the Company with the Securities and Exchange Commission, is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, the Annual Report is not to be considered part of this proxy solicitation material.

By Order of the Board of Directors

/s/ ERIC R. ARNESON
Eric R. Arneson, Secretary

Omaha, Nebraska
November 26, 2019

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 6, 2020 for shares held directly and by 11:59 p.m. Eastern Time on January 2, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LNN2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 6, 2020 for shares held directly and by 11:59 p.m. Eastern Time on January 2, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E86761-P29743	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LINDSAY CORPORATION The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of directors for term to expire in January 2023.	☐	☐	☐
Nominees: 01) Michael N. Christodolou 02) David B. Rayburn
					For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2020.					☐	☐	☐

3. Non-binding vote on resolution to approve the compensation of the Company’s named executive officers.					☐	☐	☐

4. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof which management did not have written notice of on September 19, 2019.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

LINDSAY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, January 7, 2020

2:30 p.m. CST

www.virtualshareholdermeeting.com/LNN2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.

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E86762-P29743

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 7, 2020 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints Brian L. Ketcham and Eric R. Arneson, and each of them individually, as the undersigned’s proxies and agents, with full powers of substitution, and hereby authorizes each to represent the undersigned at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held virtually via a live webcast at www.virtualshareholdermeeting.com/LNN2020, on Tuesday, January 7, 2020, at 2:30 p.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting. Should the undersigned want to vote at the Annual Meeting or at any adjournment thereof, the undersigned may revoke this proxy by attending the meeting with their control number. The undersigned hereby acknowledges receipt of or access to the Proxy Statement for the Annual Meeting and the Company’s 2019 Annual Report to Stockholders prior to the signing of this proxy.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card

Continued and to be signed on reverse side